UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Aspen Aerogels, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Northborough, Massachusetts

April 10, 2024

Dear Aspen Aerogels, Inc. Stockholder:

You are cordially invited to attend the 2024 annual meeting of stockholders of Aspen Aerogels, Inc. to be held at 9:30 a.m. Eastern Time on Thursday, May 30, 2024. This year’s annual meeting will be conducted solely via live audio webcast on the Internet.

You will be able to attend our annual meeting, vote and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/ASPN2024. You will not be able to attend the annual meeting in person.

Details regarding the meeting, the business to be conducted at the meeting, and information about Aspen Aerogels that you should consider when you vote your shares are described in the accompanying proxy statement.

At the 2024 annual meeting, two persons will be elected to our Board of Directors (the “Board of Directors” or the “Board”). In addition, we ask stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, and to approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the accompanying proxy statement for the 2024 annual meeting of stockholders. Our Board of Directors recommends the election of the two nominees to our Board of Directors and a vote in favor of proposals (2) and (3). Such other business will be transacted as may properly come before the annual meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 10, 2024, we will send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2024 annual meeting of stockholders and our 2023 annual report to stockholders. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote. Prior to the annual meeting, you may vote by proxy over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend. Any stockholder attending the virtual annual meeting may vote online during the annual meeting, even if you already returned a proxy card or voted by proxy over the telephone or the Internet.

Thank you for your continued support of Aspen Aerogels, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Donald R. Young

President and Chief Executive Officer

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, Massachusetts 01532

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:30 a.m. Eastern Time

DATE: Thursday, May 30, 2024

ACCESS: www.virtualshareholdermeeting.com/ASPN2024

This year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the annual meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ASPN2024 and providing relevant information, including the control number included in the Notice of Internet Availability or the proxy card or voting instruction form that you receive. For further information, please see the Important Information About the Annual Meeting and Voting beginning on page 4 of this proxy statement.

PURPOSES:

1.	To elect Rebecca B. Blalock and James E. Sweetnam as directors to serve three-year terms expiring in 2027;

2.	To ratify the appointment of KPMG LLP as Aspen Aerogels, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in our proxy statement for the annual meeting; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Aspen Aerogels, Inc.’s common stock at the close of business on April 3, 2024 (the “Record Date”). A list of registered stockholders as of the close of business on the Record Date will be available at our corporate headquarters for examination by any stockholder for any purpose germane to the annual meeting for a period of 10 days ending on the day before the date of the annual meeting. If you wish to view this list, please contact our Corporate Secretary at Aspen Aerogels, Inc., 30 Forbes Road, Building B, Northborough, Massachusetts 01532.

All stockholders are cordially invited to attend the virtual annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials or proxy materials you received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

By Order of the Board of Directors

Virginia H. Johnson

Chief Legal Officer, General Counsel,

Corporate Secretary & Chief Compliance Officer

Northborough, Massachusetts

April 10, 2024

CREATING VALUE THROUGH TECHNOLOGY, INNOVATION, AND EXECUTION

Dear Stakeholders,

In 2023, we set the stage for significant value creation in our Thermal Barrier and Energy Industrial businesses. Over the past year, teams across Aspen came together to scale business operations, drive innovation, eliminate the capacity constraints in our Energy Industrial business, and increase market adoption of our high-performance thermal barrier solutions. These successful initiatives played a pivotal role in our 2023 financial and operational progress. Our PyroThin® thermal barrier business achieved record annual revenues, reaching an impressive $110 million for the year, nearly doubling the segment’s revenue generation compared to 2022. In addition, we continued to diversify our customer base in this segment, signing contracts with three new major automotive OEMs. Equally impressive, our Energy Industrial business, which faced capacity constraints through the year, still demonstrated year-over-year growth, and exited 2023 with a meaningful backlog of orders to fulfill throughout 2024.

These results bode well for 2024 and beyond and are important indicators of the successful execution of our multi-year strategy to build a profitable growth engine that benefits all stakeholders: employees, customers, suppliers, communities, and investors alike.

2023 Highlights and Recent Business Developments

During the year 2023, the company focused on driving top line growth from both business segments, improving productivity and yields, maintaining careful control of operating expenses, optimizing the timing of capital expenditures, and accelerating on the path to near-term profitability.

●	Grew record consolidated revenue 32% year-over-year to $238.7 million.

●	Generated record PyroThin thermal barrier revenue of $110.1 million, up 98% year-over-year.

●	Delivered Energy Industrial revenues of $128.6 million, despite being capacity constrained, and initiated deliveries from our external manufacturing facility.

●	Recorded 2023 gross margins of 24%, with a quarterly progression from 11% in Q1 to 17% in Q2, 23% in Q3, and 35% in Q4.

●	Delivered record company profitability in Q4 2023, where $84.2 million in quarterly revenue enabled gross margins of 35% and operating income of $1.4 million.

●	Secured PyroThin award with Audi, a luxury brand of the Volkswagen Group, to supply a vehicle platform with start of vehicle production expected in 2025.

●	Awarded PyroThin contract from Scania, a commercial vehicle division of the Volkswagen Group, for a commercial truck nameplate with start of production expected in 2024.

●	Announced PyroThin award from The Automotive Cells Company (“ACC”), a battery cell joint-venture between Stellantis N.V., Saft-TotalEnergies, and Mercedes-Benz, to supply the Stellantis STLA Medium vehicle platform with an expected start of production in 2025.

●	Announced the right-timing of our second aerogel manufacturing facility in Statesboro, Georgia to better align with the expected ramp of our EV customers.

●	Completed $75 million registered direct offering of common stock at $12.375 per share in December 2023.

●	Ended the year with cash and equivalents of $139.7 million and believe that we are fully funded to deliver on our near-term operating plans.

●	Invited into the formal due diligence and term sheet negotiation phase by the U.S. Department of Energy (“DOE”) Loan Programs Office (“LPO”) for the company’s pending application seeking a loan pursuant to the DOE LPO’s Advanced Technology Vehicles Manufacturing (“ATVM”) for re-accelerating construction of our Second Aerogel Plant in Statesboro, GA. The DOE’s continued evaluation of the application is not an assurance that the terms and conditions of a term sheet will be consistent with terms proposed by the applicant. The foregoing matters are wholly dependent on the results of DOE review and evaluation, and DOE’s determination whether to proceed.

●	For the second consecutive year, Aspen was awarded a Silver Medal rating from EcoVadis for its overall sustainability scorecard, placing Aspen in the 85th percentile of companies assessed by EcoVadis.

Amidst the uncertainties of today’s global macroeconomic landscape, our focus on profitability remains top priority. To this point, we are steadfast in managing our fixed cost base, optimizing our current assets, executing against our quoted customer pipeline, and leveraging our supply partner to unlock additional capacity. We are well positioned to capture several industry tailwinds that have unfolded due to the global electrification movement and increasing demands for energy security.

Without our great team here at Aspen, none of this success would be possible. On behalf of the entire management team, I extend our deepest gratitude for your unwavering trust, confidence, and support. We remain committed to upholding the highest ethical standards in our relationships with all stakeholders, striving to exceed your expectations at every turn along the way.

Sincerely,

Donald R. Young

President & Chief Executive Officer

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, Massachusetts 01532

PROXY STATEMENT FOR THE ASPEN AEROGELS, INC.

2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2024

This proxy statement, along with the accompanying notice of 2024 annual meeting of stockholders, contains information about the 2024 annual meeting of stockholders of Aspen Aerogels, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 9:30 a.m. Eastern Time on Thursday, May 30, 2024. This year’s annual meeting will be conducted solely via live audio webcast on the Internet. You will be able to attend our annual meeting, vote and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/ASPN2024. You will not be able to attend the annual meeting in person.

In this proxy statement, we refer to Aspen Aerogels, Inc. as “Aspen Aerogels,” “the Company,” “we,” “our” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.

On or about April 10, 2024, we intend to begin sending to our stockholders entitled to vote at the annual meeting the Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for the 2024 annual meeting of stockholders and our 2023 annual report. Stockholders who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice of Internet Availability.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2024

This proxy statement and our 2023 annual report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. In order to view, print or download these materials, please have the 16-digit control number(s) that appears on your notice or proxy card available. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2023 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” tab of the “Financials” subsection of the “Investors” section of our website at www.aerogel.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, from us, free of charge, by sending a written request to:

Aspen Aerogels, Inc.

Attn: Investor Relations

30 Forbes Road, Building B

Northborough, Massachusetts 01532

Exhibits will be provided upon written request and payment of an appropriate processing fee.

CAUTIONARY INFORMATION AND FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this proxy statement. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are described in our annual report on Form 10-K for the year ended December 31, 2023 and elsewhere in our filings with the Securities and Exchange Commission. If any of these considerations or risks materialize or intensify, our expectations (or underlying assumptions) may change and our performance may be adversely affected.

Although we include references to our website throughout this proxy statement, information contained on or accessible through our website, including any reports, is not a part of, and is not incorporated by reference into, this proxy statement or any other report or document we file with the SEC. Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Aspen Aerogels is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders to be held virtually via live audio webcast, on Thursday, May 30, 2024 at 9:30 a.m. Eastern Time and any adjournments or postponements of the meeting, which we refer to as the annual meeting. This proxy statement along with the accompanying Notice of 2024 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2023 because you owned shares of our common stock on April 3, 2024, or the Record Date. We will commence distribution of the Notice of Internet Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, the proxy materials, to stockholders on or about April 10, 2024.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received the Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are You Holding a Virtual Annual Meeting?

Our 2024 Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can submit questions to our Board of Directors or management, as time permits.

What Happens if There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting, voting at the annual meeting or submitting questions at the annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.

In the event of technical difficulties with the annual meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/ASPN2024. If necessary, the announcement will provide updated information regarding the date, time, and location of the annual meeting. Any updated information regarding the annual meeting will also be posted on our Investors website at ir.aerogel.com.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 3, 2024 are entitled to vote at the annual meeting. On this Record Date, there were 76,762,124 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

If on the Record Date your shares of our common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record.

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials are being forwarded to you by that organization. You may have also received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting and may vote online during the annual meeting by entering the 16-digit control number included on your Notice, proxy card or the voting instructions that accompanied your proxy materials. If you hold your shares in street name and did not receive a 16-digit control number, please contact your brokerage firm, bank, dealer or other similar organization to obtain a legal proxy to be able to participate in or vote at the meeting.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify whether your shares should be voted FOR or WITHHELD for each nominee for director, and whether your shares should be voted FOR, AGAINST or ABSTAIN with respect to the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

●	By Internet. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote over the Internet.

●	By telephone. If you received a proxy card by mail, you can vote by telephone by following the instructions included in the proxy card.

●	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with our Board of Directors’ recommendations as noted below.

●	During the virtual meeting. If you attend the virtual meeting, you may vote your shares online during the annual meeting by following the instructions on the virtual annual meeting page.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 29, 2024.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you will receive instructions from the holder of record. You must follow the instructions of the nominee in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

●	“FOR” the election of the nominees for director;

●	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

●	“FOR” the non-binding, advisory vote to approve the compensation of the named executive officers, as disclosed in this proxy statement.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holders listed in the proxy in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. If you are a stockholder of record, you may change or revoke your proxy in any one of the following ways:

●	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy card and submitting it as instructed above;

●	by re-voting by Internet or by telephone as instructed above;

●	by providing written notice to Aspen Aerogels’ Corporate Secretary at 30 Forbes Road, Building B, Northborough, Massachusetts 01532 before the annual meeting that you are revoking your proxy; or

●	by attending the annual meeting and voting virtually. Attending the annual meeting virtually will not in and of itself revoke a previously submitted proxy.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you should follow the instructions provided by your bank, broker or other nominee to change or revoke your proxy.

Your most current vote, whether by telephone, Internet or proxy card, is the vote that will be counted.

What if I Receive More Than One Notice, Proxy Card or Voting Instruction Form?

You may receive more than one Notice, proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors (Proposal 1 of this proxy statement). In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matters related to our executive compensation (Proposal 3 of this proxy statement). Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for Proposals 1 and 3 of this proxy statement.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the two nominees. Votes that are withheld will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024, the Audit Committee of our Board of Directors (the “Audit Committee”) will reconsider its appointment.

Proposal 3: Approve, on a Non-Binding, Advisory Basis, the Compensation of the Named Executive Officers	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve the advisory vote. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, representatives of Broadridge Investor Communication Solutions, Inc., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay for the entire cost of soliciting proxies. Our directors and employees are soliciting proxies for the annual meeting from stockholders. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We have not yet retained, but may retain, a proxy solicitor in conjunction with the annual meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.

What Constitutes a Quorum for the Annual Meeting?

The presence, at the meeting virtually or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting virtually or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

How Can I Attend the Annual Meeting?

The annual meeting will be held at 9:30 a.m. Eastern Time on Thursday, May 30, 2024. This year, our annual meeting will be held in a virtual meeting format only.

To attend the virtual annual meeting, go to www.virtualshareholdermeeting.com/ASPN2024 shortly before the meeting time, and follow the instructions for downloading the webcast. You will need the 16-digit control number provided on your proxy card, voting instruction form or Notice in order to attend and to vote and ask questions at the annual meeting. We encourage you to access the annual meeting before the start time of 9:30 a.m. (Eastern Time), on May 30, 2024. Please allow ample time for online check-in, which will begin at 9:15 a.m. (Eastern Time) on May 30, 2024. An annual meeting program containing rules of conduct for the annual meeting will be provided to attendees.

If you are unable to attend the annual meeting, you can view a replay of the webcast at the same webpage for at least six months from the meeting. You need not attend the annual meeting in order to vote.

How Do I Submit a Question at the Annual Meeting?

If you wish to submit a question, you may do so in two ways:

●	Before the annual meeting: Once you receive your proxy materials, you may log into www.proxyvote.com and enter your 16-digit control number included on your Notice, proxy card or voting instruction form and follow the prompts to submit a question. You may submit questions through this pre-meeting forum until the start of the meeting.

●	During the annual meeting: Log into the virtual meeting platform at www.virtualshareholdermeeting.com/ASPN2024 to attend the annual meeting, during which you may type your question into the “Ask a Question” field and click “Submit.” You will need the 16-digit control number included on your Notice, proxy card or voting instruction form.

Questions pertinent to annual meeting matters will be answered during the annual meeting, subject to time constraints. If a stockholder has a question about any matter other than those being acted upon at the annual meeting, such question will be addressed following adjournment of the formal business of the annual meeting. Questions may be ruled as out of order if they are, among other things, derogatory, uncivil or otherwise inappropriate, irrelevant to our business or to the business of the annual meeting, related to personal grievances or our material non-public information or substantially duplicative of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Stockholders will be limited to two questions each. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, such matters may be raised separately after the annual meeting by contacting Investor Relations at ir@aerogel.com.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., please contact our transfer agent at Computershare Trust Company, N.A. (for overnight mail delivery: 150 Royall Street, Suite 101, Canton, Massachusetts 02021; for regular mail delivery: P.O. Box 43006, Providence, Rhode Island 02940-3006; by telephone: in the U.S. or Canada, 1-877-373-6374; outside the U.S. or Canada, 1-781-575-2879).

If you do not wish to participate in householding and would like to receive your own Notice or, if applicable, set of Aspen Aerogels proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Aspen Aerogels stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

●	If your Aspen Aerogels shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A. and inform them of your request using the contact information above.

●	If a broker or other nominee holds your Aspen Aerogels shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to use “Aspen Aerogels,” “Cryogel,” “Pyrogel,” “PyroThin,” the Aspen Aerogels logo and other trademarks, service marks and trade names of Aspen Aerogels appearing in this document. Solely for convenience, the trademarks, service marks and trade names referred to in this document are without the ® and TM symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date for (a) the executive officers named in the Summary Compensation Table on page 41 of this proxy statement, (b) each of our current directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Record Date pursuant to the exercise of options or warrants, conversion of notes, or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 76,762,124 shares of common stock outstanding on the Record Date.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
Directors and Named Executive Officers:
Donald R. Young (1)	1,674,984	2.2%
Ricardo C. Rodriguez (2)	71,609	*
Corby C. Whitaker (3)	300,492	*
Gregg R. Landes (4)	324,224	*
Virginia H. Johnson (5)	63,096	*
Rebecca B. Blalock (6)	134,645	*
Kathleen M. Kool (7)	16,155	*
Steven R. Mitchell (8)	217,856	*
Mark L. Noetzel (9)	177,891	*
William P. Noglows (10)	180,315	*
James E. Sweetnam (11)	17,563	*
All directors and current executive officers as a group (13 persons) (12)	3,276,247	4.3%
Five Percent Stockholders:
Entities affiliated with Koch Industries, Inc. (13)	19,732,696	24.4%
BlackRock, Inc. (14)	4,054,986	5.3%

*            Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Consists of 365,446 shares of our common stock (including unvested restricted stock) held by Mr. Young and 1,309,538 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(2)	Consists of 27,955 shares of our common stock (including unvested restricted stock) held by Mr. Rodriguez and 43,654 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(3)	Consists of 131,533 shares of our common stock (including unvested restricted stock) held by Mr. Whitaker and 168,959 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(4)	Consists of 78,239 shares of our common stock (including unvested restricted stock) held by Mr. Landes and 245,985 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(5)	Consists of 27,794 shares of our common stock (including unvested restricted stock) held by Ms. Johnson and 35,302 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(6)	Consists of 61,277 shares of our common stock (including unvested restricted stock) held by Ms. Blalock and 73,368 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(7)	Consists of 11,685 shares of our common stock (including unvested restricted stock) held by Ms. Kool and 4,470 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(8)	Consists of 134,260 shares of our common stock (including unvested restricted stock) held by Mr. Mitchell and 83,596 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(9)	Consists of 119,322 shares of our common stock (including unvested restricted stock) held by Mr. Noetzel and 58,569 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(10)	Consists of 76,719 shares of our common stock (including unvested restricted stock) held by Mr. Noglows, 83,596 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date, 10,000 shares of our common stock held by a trust, for the benefit of one of Mr. Noglows’ children, and 10,000 shares of our common stock held by a trust, for the benefit of another one of Mr. Noglows’ children.

(11)	Consists of 13,683 shares of our common stock (including unvested restricted stock) held by Mr. Sweetnam and 3,880 shares of our common stock issuable upon the exercise of options exercisable within 60 days following the Record Date.

(12)	See the footnotes above. Also includes 52,979 shares of common stock (including unvested restricted stock) and 44,438 shares of common stock issuable upon the exercise of options exercisable within 60 days following the Record Date held by Ms. Pittman and Mr. Schilling.

(13)	Consists of 15,780,426 shares held by Wood River Capital, LLC (“Wood River”), which is a subsidiary of SCC Holdings, LLC (“SCC”), and 3,952,270 shares, which may be issuable to Wood River upon the conversion of the Convertible Senior PIK Toggle Notes due 2027 (the “Notes”). SCC is a subsidiary of KIM, LLC (“KIM”). KIM is a subsidiary of Koch Investments Group (“KIG”), which is a subsidiary of Koch Investments Group Holdings, LLC (“KIGH”). KIGH is a subsidiary of Koch Industries, Inc. (“Koch”). These securities may be deemed to be beneficially owned by each of SCC, KIM, KIG, KIGH and Koch by virtue of their indirect beneficial ownership of Wood River. Each of SCC, KIM, KIG, KIGH and Koch disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. The shares of common stock that may be issuable to Wood River upon conversion of the Notes are deemed to be outstanding for the purpose of computing the percentage ownership of these entities. The addresses of the principal office and principal business of Wood River and Koch is 4111 East 37th Street North, Wichita, Kansas 67220. This information is based on a Form 13D/A filed by Wood River, SCC, KIM, KIG, KIGH, and Koch with the SEC on December 7, 2022, and Form 4 filed by Wood River with the SEC on January 4, 2024.

(14)	BlackRock, Inc. is the parent of several subsidiaries that hold the shares listed in the table, none of which beneficially owns more than 5% of the Company’s common stock. Of the shares listed, BlackRock, Inc. has sole voting power with respect to 3,959,053 shares and sole dispositive power with respect to 4,054,986 shares. BlackRock, Inc.’s business address is 50 Hudson Yards, New York, New York 10001. This information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 31, 2024.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports and representations that no other reports were required, we believe that all Section 16 filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2023, except that a Form 4 filed on January 4, 2024, with a transaction date of December 30, 2023, by Wood River Capital, LLC and Koch Industries, Inc. was filed untimely with respect to paid-in-kind interest on the Convertible Senior PIK Notes held by Wood River Capital, LLC, and that a Form 4 filed on March 7, 2024, for Mr. Young reflected a decrease in 485 shares resulting from prior year dispositions that were, through inadvertent oversight, not previously reported in Mr. Young’s Section 16 filings.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of seven members classified into three classes as follows: (1) Rebecca B. Blalock and James E. Sweetnam constitute the Class I directors and their current terms will expire at the annual meeting; (2) Kathleen M. Kool, Mark L. Noetzel and William P. Noglows constitute the Class II directors and their current terms will expire at the 2025 annual meeting of stockholders; and (3) Steven R. Mitchell and Donald R. Young constitute the Class III directors and their current terms will expire at the 2026 annual meeting of stockholders.

On March 6, 2024, our Board of Directors accepted the recommendation of the Nominating, Governance and Sustainability Committee of the Board (the “Nominating, Governance and Sustainability Committee”) and voted to nominate Rebecca B. Blalock and James E. Sweetnam for re-election at the annual meeting for a term of three years to serve until the 2027 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of those persons nominated for election as directors at the annual meeting and those directors whose terms do not expire this year, their ages as of the Record Date, their positions in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed should serve as a director is set forth below:

Name	Age	Position
Donald R. Young	66	President, Chief Executive Officer and Director
Rebecca B. Blalock	68	Director
Kathleen M. Kool	52	Director
Steven R. Mitchell	54	Director
Mark L. Noetzel	66	Director
William P. Noglows	66	Chairperson of the Board
James E. Sweetnam	71	Director

Donald R. Young has been our President, Chief Executive Officer and a member of our Board of Directors since November 2001. Prior to joining us, Mr. Young worked in the United States and abroad in a broad range of senior operating roles for Cabot Corporation, a leading global specialty chemical company. Prior to Cabot Corporation, Mr. Young worked in the investment business at Fidelity Management & Research. Mr. Young holds a BA from Harvard College and an MBA from Harvard Business School. The Board has concluded that Mr. Young possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

Rebecca B. Blalock has served on our Board of Directors since June 2016. Ms. Blalock is a partner at Advisory Capital LLC, which provides strategic consulting in the areas of energy and information technology. She has served in that role since October 2011. From October 2002 to October 2011, Ms. Blalock was Senior Vice President and Chief Information Officer of Southern Company, a Fortune 500 energy company. From 1979 to October 2002, Ms. Blalock served in various positions at Georgia Power and Southern Company Services, which are subsidiaries of Southern Company. Ms. Blalock’s management experience during her tenure at Georgia Power included serving as Vice President of Community and Economic Development from January 2000 to October 2002 and Director, Corporate Communication from February 1996 to February 2000. She currently serves on the Advisory Boards of Valor Ventures LLC and HData LLC. She is also a board member of 1910 Legacy, which is an employee-owned company, and she chairs the nomination and governance committee of this board. She previously served on the Board of Directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc., including on its Compensation Committee from March 15, 2017 until July 31, 2019 and on its Finance and Risk Committee from May 15, 2017 until July 31, 2019. She also serves on the Board of Councilors of The Carter Center and was elected to the State of Georgia’s Humanities Board. Ms. Blalock holds a BBA in Marketing from State University of West Georgia and an MBA in Finance from Mercer University. Ms. Blalock also completed the Program for Management Development (PMD) at Harvard Business School, received a cyber-security certificate from the Georgia Institute of Technology in 2017 and a Cyber Risk Oversight Certificate from the National Association of Corporate Directors in 2018. The Board has concluded that Ms. Blalock possesses specific attributes that qualify her to serve as a member of our Board of Directors, including the strategic insight, expertise and experience she has developed in senior executive management at a Fortune 500 company in the energy industry, particularly with information technology, as well as her experience with the business environment in Georgia. In addition, because Ms. Blalock has served on many boards of directors, the Board has concluded that she has substantial experience regarding how boards can and should effectively oversee and manage companies as well as a significant understanding of governance issues.

Kathleen M. Kool has served on our Board of Directors since November 2022. Ms. Kool has served as the President of Impact100 Genesee County, a non-profit organization, since March 2023. Ms. Kool previously served as the CEO of Tide Cleaners, a wholly owned subsidiary of Procter & Gamble (“P&G”), until her retirement in June 2022. Under Ms. Kool’s leadership as CEO, Tide Cleaners grew from 35 to 191 stores and was ranked 76th in Entrepreneur’s Franchise 500 ranking in 2022, marking the third consecutive year in the top 100. During her 27-year tenure at P&G, Ms. Kool served in a variety of executive leadership roles, including CFO of North America Fabric Care, the largest regional business unit at P&G, with over $8 billion in retail sales, and CFO of the Global P&G Professional business. In addition to her extensive business leadership experience, Ms. Kool was a key member of P&G’s award-winning Investor Relations team, partnering with multiple CEOs and leading the communication for the strategy renewal that spanned two $10 billion productivity programs and a more focused portfolio of strategic brands. Additionally, Ms. Kool led numerous acquisitions, integrations, and business expansions, and navigated Tide Cleaners through the COVID-19 pandemic, growing industry share, opening new stores and overseeing expansion to new campuses. Ms. Kool is also a member of the Board of Directors of Digimarc Corporation, where she chairs the Compensation and Talent Management Committee and serves on the Audit and the Governance, Nominating, and Sustainability Committees. Ms. Kool also serves as a board member and Chief Financial Officer of Sonje Ayiti, a non-profit organization. Ms. Kool received her BA, summa cum laude, in Economics from Kalamazoo College and her MBA from Washington University in St. Louis. The Board has concluded that Ms. Kool possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive senior-level management experience in financial reporting and accounting, investor relations, general business operations, complex business integration, corporate governance, and other public company board service.

Steven R. Mitchell has served on our Board of Directors since August 2009. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P. since July 2016, prior to which he was the managing director of Argonaut Private Equity, LLC, or Argonaut, since November 2004. Prior to joining Argonaut, Mr. Mitchell was a principal in both Radical Incubation and 2929 Entertainment. He currently serves on the boards of directors of several public and privately owned companies, including Stepstone Group; Alkami Technology, Inc.; S&R Compression, LLC; DMB Pacific, LLC; Downing Wellhead Equipment LLC; The Fred Jones Companies, LLC; JAC Holding Enterprises, Inc.; QRC Valve Distributors LLC; SEF Energy, LLC; Mammoth Carbon Products, LLC; MT Group Holdings, LLC; American Cementing, LLC; McNellies Group LLC; Mark Young Construction, LLC; APE-III (JAC) Inc.; Cypress Environmental Partners, LLC; and Petroplex Acidixing, Inc. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell holds a BBA in Marketing from Baylor University and a JD from University of San Diego School of Law. The Board has concluded that Mr. Mitchell possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience building, investing in and growing several manufacturing, technology and product companies and his experience with sophisticated transactions as a corporate attorney. In addition, because Mr. Mitchell has served on many boards of directors, the Board has concluded that he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Mark L. Noetzel has served on our Board of Directors since December 2009. Mr. Noetzel has worked as a consultant to a number of public and private companies since May 2009. From July 2019 to May 2021, he was a Managing Director of Akoya Capital Partners, LLC, working in the specialty chemicals segment. From June 2007 to May 2009, Mr. Noetzel was President and Chief Executive Officer of Cilion, Inc., a biofuels company. Prior to joining Cilion in 2007, he had served in several senior positions at BP plc, including Group Vice President, Global Retail, from 2003 until 2007, Group Vice President, B2B Fuels and New Markets, during 2001 and 2002 and Group Vice President, Chemicals, from 1997 until 2001. Prior to those senior management roles with BP plc, Mr. Noetzel served in other management and non-management roles with Amoco Corporation from 1981 until BP acquired Amoco in 1998. Mr. Noetzel served on the board of directors of Axiall Corporation from September 2009 until Axiall was acquired by Westlake Chemical Corporation in August 2016. Mr. Noetzel served as Chairperson of Axiall from January 2010 to March 2016. Mr. Noetzel also previously served on the board of Siluria Technologies Inc., a privately owned technology company, until May 2019 and on the board of Dixie Chemical Company Inc., also privately owned, from September 2017 to November 2018. Mr. Noetzel holds a BA in Political Science from Yale University and an MBA from the Wharton School at University of Pennsylvania. The Board has concluded that Mr. Noetzel possesses specific attributes that qualify him to serve as a member of our Board of Directors, including more than ten years of experience in senior executive management roles with large, international businesses within the chemical and fuel industries and his experience as chairperson of the board of a public company.

William P. Noglows has served on our Board of Directors since our initial public offering in June 2014 and as chairperson of our Board since February 2019, and previously served on our Board of Directors from January 2011 to April 2013. Mr. Noglows served as Chairperson of the Board of CMC Materials, Inc., formerly known as Cabot Microelectronics Corporation, from November 2003 to August 2022 and as President and Chief Executive Officer from November 2003 until December 2014. Mr. Noglows currently serves on the boards of Littelfuse, Inc. and NuMat Technologies, Inc. From 1984 through 2003, Mr. Noglows served in various management positions at Cabot Corporation, culminating in serving as an executive vice president and general manager. Mr. Noglows had previously served as a director of Cabot Microelectronics from December 1999 until April 2002. Mr. Noglows holds a BS in Chemical Engineering from Georgia Institute of Technology. The Board has concluded that Mr. Noglows possesses specific attributes that qualify him to serve as a member and chairperson of our Board of Directors, including his experience as chief executive officer of a leading public company and his expertise in developing technology. In addition, because Mr. Noglows has served on boards of directors of two other public companies, the Board has concluded that he has significant experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

James E. Sweetnam has served on our Board of Directors since August 2022. Mr. Sweetnam served as President and CEO, and a member of the board, of Dana Corporation, a Fortune 500 world leader in the design and manufacture of driveline components for light, medium and heavy-duty vehicle manufacturers in the automotive, commercial vehicle and off-highway markets. Previously, he served in various roles of increasing responsibility, including as CEO of Truck Group, at Eaton Corporation, a global, diversified power management company, after serving in a variety of other roles at Eaton Corporation. Prior to joining Eaton, Mr. Sweetnam spent 10 years at Cummins Inc., a diesel and natural gas engine designer, manufacturer, and distributor, where he served as VP, Cummins Engine Company and Group Managing Director of Holset Engineering Co. Ltd., a Cummins subsidiary and manufacturer of turbochargers, headquartered in England. Prior to that, he served as President of Cummins Electronics Company. Mr. Sweetnam has also held management positions with Canadian Liquid Air and engineering positions with Air Products and Chemicals in Allentown, Pennsylvania and São Paulo, Brazil. He presently serves on the board of directors of Republic Airways Holdings, Inc., an airline holding corporation, on which he is a member of its audit and finance committee and its nominating and governance committee. He previously served on the board of directors of SunCoke Energy, Inc., including as chair of its nominating and governance committee and chair of its compensation committee. Mr. Sweetnam received his BS in Applied Science and Engineering from the United States Military Academy, West Point, and his MBA from Harvard Business School. The Board has concluded that Mr. Sweetnam possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his extensive senior-level management experience in general business operations, manufacturing and engineering, his automotive industry experience, and his background in international business development, as well as his service on a number of public company boards.

Board of Director Qualifications, Expertise, Attributes and Diversity

In connection with its determination that our current directors should continue to serve on our Board, the Nominating, Governance and Sustainability Committee considered, among other factors, certain skills, expertise and experiences that the Board considers valuable to ensure effective oversight of the Company. During 2023, to better align with the Company’s corporate strategy, each director completed a self-assessment of their skills, expertise and experiences in 25 skills areas across three categories: Industry Experience, Functional Experience and Other Specific Experience. The committee selected a number of categories as “core competencies,” which are summarized in the bullets below. These indicators are intended to be a high-level summary of what the Board views as the core competencies and are not a comprehensive list of each director’s skills or contributions to the Board. The Board believes that the Board possesses these qualifications collectively as a group.

●	Manufacturing – Experience scaling up manufacturing significantly and managing large scale projects, including the construction of plants.

●	Other Industry Experience – Experience in the heavy industrial, automotive, energy and/or materials science industry.

●	Strategic Planning and Innovation – Experience setting the mission or vision of a company or function; establishing and implementing the strategic plan to achieve such goals; contributing to transformative innovation, leading to disruptive products and services.

●	Financial / Accounting / Audit – Experience leading or managing the financial function of an enterprise, resulting in proficiency in complex financial management, capital allocation and financial reporting. Experience or expertise in financial accounting and reporting processes or the financial management of a major organization.

●	Information Technology and Cybersecurity – Significant background working in information technology and/or cybersecurity, resulting in knowledge of how to anticipate technological trends, including digital transformation, data governance, information security and development of new business models. Significant expertise and experience in leading information technology and/or cybersecurity functions of an enterprise.

●	Global / International Experience – Experience working within organizations that have a global customer base and/or international presence, lending itself to valuable commercial and cultural perspectives regarding a diverse range of business aspects.

●	Public Company Governance – Experience serving as a director of public company, which enables one to understand the dynamics and operation of a corporate board, the relationship of a public company board to the CEO and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.

●	Leadership Development – Experience leading a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning and risk management. Demonstrated strengths in developing talent planning succession and driving change and long-term growth.

●	Mergers and Acquisitions – Experience in strategic planning and business development with direct responsibility for and/or overseeing collaborations and deals, including mergers, acquisitions, divestitures, joint ventures and other partnerships, and experience in integrating acquisitions.

Board Diversity

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Aspen Aerogels, either directly or indirectly. Based upon this review, our Board has determined that all of our current directors other than Donald R. Young, our President and Chief Executive Officer, are “independent directors” as defined by the New York Stock Exchange. The Board of Directors also determined that Mr. Reilly, who served on the Board during 2023, was independent under the same standard.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2023, there were eight meetings of our Board of Directors, and the various committees of the Board met a total of 21 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2023. The Board has adopted a policy under which each member of the Board is strongly encouraged but not required to attend each annual meeting of our stockholders. All of our directors attended the annual meeting of our stockholders held in 2023.

Audit Committee. Our Audit Committee met nine times during fiscal year 2023. This committee currently has four members, Kathleen M. Kool (chair), Rebecca B. Blalock, Mark L. Noetzel and James E. Sweetnam. Richard F. Reilly, a former member of our Board of Directors, served as a member and chair of the Audit Committee until June 1, 2023. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews our annual and quarterly financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by the New York Stock Exchange, as such standards apply specifically to members of audit committees. Our Board of Directors has determined that Ms. Kool is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

In addition to the responsibilities described above, our Audit Committee is authorized to, among other matters:

●	appoint and retain the independent registered public accounting firm to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	establish and oversee procedures for complaints received by us regarding accounting matters and any other complaints alleging a violation of our Code of Business Conduct and Ethics;

●	oversee internal audit functions;

●	review and evaluate our policies and procedures with respect to risk assessment and enterprise risk management, including cybersecurity; and

●	prepare the report of the Audit Committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our Audit Committee meets at least quarterly, typically twice per quarter, and with greater frequency as necessary. The agenda for each meeting is set by the chair of the Audit Committee in consultation with the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Secretary. The Audit Committee meets regularly in executive session. However, from time to time, various members of management, and employees, outside advisors or consultants may be invited by the Audit Committee to make presentations, to provide financial, background information or advice, or to otherwise participate in Audit Committee meetings.

Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available in the “Investors” section of our website at www.aerogel.com.

Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee of the Board (the “Compensation Committee”) met eight times during fiscal 2023. This committee currently has four members, Mark L. Noetzel (chair), Steven R. Mitchell, William P. Noglows and James E. Sweetnam. Our Compensation Committee’s role and responsibilities are set forth in its written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2023 Equity Incentive Plan (the “2023 Plan”), our employee cash bonus plan and our Compensation Recoupment Policy. The Compensation Committee is responsible for the determination of the compensation of our executive officers other than our Chief Executive Officer. The compensation of our Chief Executive Officer is determined by our Board of Directors upon the recommendation of our Compensation Committee. All members of the Compensation Committee qualify as independent under the definition promulgated by the New York Stock Exchange.

In addition to the responsibilities described above, our Compensation Committee is authorized to, among other matters:

●	review and recommend compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals, as well as to encourage progress in the areas of environmental, social and governance priorities, including employee retention, satisfaction, engagement and attrition rates, and in meeting our stated environmental, social and governance goals and metrics;

●	administer our equity incentive plans;

●	ensure appropriate leadership development and succession planning is in place;

●	oversee the evaluation of management; and

●	if applicable, prepare the report of the Compensation Committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our Compensation Committee typically meets quarterly and with greater frequency if necessary. The agenda for each meeting is set by the chair of the Compensation Committee in consultation with the Chief Executive Officer, the Corporate Secretary and the Chief Human Resources Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Board of Directors or the Compensation Committee regarding his compensation.

The Compensation Committee has the sole authority to obtain, at the expense of the Company, advice and assistance from compensation consultants, legal counsel, experts and other advisors that the Compensation Committee deems advisable in the performance of its duties. The Compensation Committee has the sole authority to approve any such consultants’ or advisors’ fees and other retention terms. The Compensation Committee may select any such consultant, counsel, expert or advisor to the Compensation Committee, only after taking into consideration factors that bear upon the advisor’s independence. The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant since 2014. The Compensation Committee assessed the independence of Meridian pursuant to SEC and New York Stock Exchange rules and other factors and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest nor affect its independence.

Generally, the Compensation Committee’s process involves the establishment of corporate goals and objectives for the current year and determination of compensation levels. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation is conducted by the Compensation Committee, which recommends any adjustments to his compensation levels and arrangements for approval by the Board of Directors. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive compensation paid at other companies.

For 2023, Meridian assisted the Compensation Committee in fulfilling its responsibilities under its charter, including advising on compensation packages for executive officers, compensation program design and market practices generally. The Compensation Committee authorized Meridian to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee, and Meridian participates in discussions with management and, when appropriate, outside legal counsel with respect to matters under consideration by the Compensation Committee.

A copy of the Compensation Committee’s written charter is publicly available in the “Investors” section of our website at www.aerogel.com.

Nominating, Governance and Sustainability Committee. Our Nominating, Governance and Sustainability Committee met four times during fiscal year 2023 and currently has four members, Rebecca B. Blalock (chair), Kathleen M. Kool, Mark L. Noetzel and William P. Noglows. The Nominating, Governance and Sustainability Committee’s role and responsibilities are set forth in its written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees; monitoring and evaluating legal and regulatory trends and developments relating to corporate governance matters; making recommendations to the full Board intended to help us and the Board maintain appropriate corporate governance policies and practices; regularly reviewing and evaluating our relevant environmental, sustainability, social and corporate responsibility strategies, policies, programs, practices, public disclosure and reports; evaluating and making recommendations to the Board concerning directors’ continuing education and professional development on corporate governance matters; evaluating and making recommendations as to potential candidates to serve on our Board of Directors and its committees; and evaluating current Board members’ performance. All members of the Nominating, Governance and Sustainability Committee qualify as independent under the definition promulgated by the New York Stock Exchange.

In addition to the responsibilities described above, our Nominating, Governance and Sustainability Committee is authorized to, among other matters:

●	identify and recommend director nominees for election to the Board of Directors;

●	review and recommend the compensation arrangements for our non-employee directors;

●	develop and recommend to the Board of Directors a set of corporate governance principles applicable to our Company; and

●	oversee the evaluation of our Board of Directors and its committees.

Our Nominating, Governance and Sustainability Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. Once identified, the Nominating, Governance and Sustainability Committee will evaluate a candidate’s qualifications in accordance with our “Criteria for Nomination as a Director” appended to the committee’s written charter. Threshold criteria include a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of our stockholders.

If a stockholder wishes to recommend a candidate to the Nominating, Governance and Sustainability Committee for consideration as a nominee for election to our Board of Directors, the stockholder must follow the procedures described in, and contain the information required by, the “Policies and Procedures for Shareholders Submitting Nominating Recommendations” appended to our Nominating, Governance and Sustainability Committee’s written charter. In order for the recommendation of a stockholder to be considered under such policies and procedures, the recommending stockholder or group of stockholders must have held at least 3% of the Company’s common stock for at least one year as of the date the recommendation was made and nominees must satisfy the minimum qualifications prescribed by the committee for Board candidates. All stockholder recommendations for proposed director nominees must be addressed in writing to the Nominating, Governance and Sustainability Committee, in care of our Corporate Secretary, at our principal offices and must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.

Our Nominating, Governance and Sustainability Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating, Governance and Sustainability Committee considers diversity and inclusion among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse and inclusive balance of backgrounds, perspectives, experience, age, gender, ethnicity, sexual orientation and national origin on the Board of Directors and its committees.

A copy of the Nominating, Governance and Sustainability Committee’s written charter and our Corporate Governance Guidelines are publicly available on the Investors section of our website at www.aerogel.com.

Compensation Committee Interlocks and Insider Participation

During our last fiscal year, the members of our Compensation Committee included Mark L. Noetzel (chair), Steven R. Mitchell, William P. Noglows and James E. Sweetnam. No member of our Compensation Committee has at any time been an employee of the Company. None of our executive officers serves as a member of another entity’s board of directors or Compensation Committee that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Board and Committee Self-Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of the Board of Directors. The Nominating, Governance and Sustainability Committee is responsible for overseeing an annual self-evaluation of the Board of Directors, and the committee charter for each Board committee provides that the committee will complete an annual performance evaluation of the committee regarding its activities and effectiveness. The Nominating, Governance and Sustainability Committee considers and recommends to the Board the self-evaluation process and timing.

The current Board and committee evaluation process involves an annual self-evaluation by each director of the effectiveness of the Board as a whole and each standing committee of the Board on which he or she serves. Each director reviews a 10-part self-evaluation questionnaire. Our Corporate Secretary then facilitates a roundtable discussion with the full Board to obtain verbal feedback regarding the performance and effectiveness of the Board and each of its committees, and the chairpersons of the Board and each committee. The chair of the Board and each committee conducts follow-up as needed with fellow Board members and the Corporate Secretary concerning actionable feedback and key takeaways gathered during the self-evaluation session. The self-evaluation process provides valuable insight regarding areas of effectiveness and opportunities for improvement.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairperson of the Board and Chief Executive Officer are presently separated at our Company. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairperson of the Board to lead the Board of Directors in its fundamental role of providing advice to, and independent oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson of the Board, particularly as the Board of Directors’ oversight responsibilities continue to expand. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure.

Our Board of Directors administers its risk oversight function directly and through its committees. The Audit Committee receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, ethics and compliance, strategic and reputational risks. The Audit Committee also periodically reviews our enterprise risk management and cybersecurity programs and regularly discusses with management our major risk exposures, their potential financial and other impacts on our Company, and the steps we take to mitigate and manage them. In addition, our Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of and risks arising from our compensation policies and programs. The Compensation Committee also oversees succession planning for senior executives to manage transitions and the risks associated with an unplanned vacancy. Our Nominating, Governance and Sustainability Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, environmental, social and sustainability initiatives, and corporate governance. In addition, as part of our governance and risk oversight functions, we also utilize management committees covering a number of areas, including enterprise risk management, sustainability, IP strategy and compliance. The charters for these committees are available on the “Investors” section of our website at www.aerogel.com.

Sustainability

There has been increased focus from our stakeholders, including investors, customers and employees, on our sustainability and other environmental, social and governance (sometimes referred to as “ESG”) policies and practices, including corporate citizenship. We believe that good corporate citizenship and superior performance includes responsiveness to sustainability and other environmental, social and governance issues that materially impact our stakeholders and the communities in which we operate.

For the past two decades, sustainability has been linked to the success of our business, and it is a natural fit for us to explore new uses for our Aerogel Technology Platform with the goal of improving the environmental performance and safety of our customers’ products and processes. We have adopted an environmental and sustainability policy which sets forth our commitment to operating our business in an environmentally sound, climate-conscious manner, and our expectations regarding adherence to all applicable environmental regulations and requirements, among other things. In 2022, we released our inaugural ESG Highlights Report, which provides a comprehensive overview of our approach to sustainability, including our commitments around climate-conscious operations, environmentally responsible manufacturing, stakeholder engagement, corporate social responsibility, and strong governance practices, amongst other key topics related to our overall sustainability strategy, and launched a sustainability webpage. For more information, please visit the “Investors” section of our website at www.aerogel.com. In addition, we were twice consecutively awarded a silver medal by EcoVadis, an independent rating agency that rates suppliers based on their environmental, social and financial performance.

We have policies in place to ensure that our directors and employees operate ethically and with integrity. Our Board of Directors provides overall oversight of our sustainability and other environmental, social and governance efforts, and the Nominating, Governance and Sustainability Committee regularly reviews and evaluates the Company’s relevant environmental, sustainability, social and corporate responsibility strategies, policies, programs, practices and reports. In addition, the Compensation Committee, at least annually, assesses the Company’s management training and development programs, and the Company’s succession plans for the CEO and key senior executives. We have also formed a Sustainability Steering Committee, a cross-functional management committee intended to support us in, and provide oversight of, our ongoing committee to sustainability-related matters. The Sustainability Steering Committee assists our executive team in setting general strategy relating to sustainability matters; developing, implementing, and monitoring initiatives and policies based on that strategy; overseeing communications with employees, investors and other stakeholders with respect to sustainability matters; monitoring and assessing developments relating to, and improving the Company’s understanding of, sustainability matters; and efficient and timely disclosure of relevant sustainability matters to internal and external stakeholders. The Sustainability Steering Committee charter is available on the “Investors” section of our website at www.aerogel.com.

Human Capital Resources and Succession Planning

The Board, through its Compensation Committee, provides oversight of human capital matters, including our diversity and inclusion initiatives. The Compensation Committee and Board periodically review the composition of our workforce and promote practices to hire from a diverse pool of candidates. The Compensation Committee and Board also review our compensation and benefits programs as well as management development and succession planning practices and strategies.

As of December 31, 2023, we had 548 full-time employees. Of our employees, 517 are located in the United States and 31 are located abroad. We consider our current relationship with our employees to be of good standing. None of our employees are represented by labor unions or have collective bargaining agreements. Additionally, we engaged Prodensa Servicios de Consultora to establish OPE Manufacturer Mexico S de RL de CV, a maquiladora located in Mexico, which manufactures thermal barrier PyroThin products and operates an automated fabrication facility for PyroThin.

Compensation and Benefits

At Aspen Aerogels, we view our employees as our most valuable asset and have taken great steps to offer a comprehensive suite of compensation and benefits to ensure the physical, emotional and financial well-being of our employees. Our goal is to attract and retain the best and brightest talent and remain competitive within our industry. Compensation consists of industry and market competitive base salaries as well as a combination of short-term and long-term incentive compensation programs. These short-term and long-term incentive programs, or pay-at-risk compensation, are designed to link outcomes directly to the achievement of individual and financial goals, strategic objectives, and stock price appreciation. Our benefits programs, which vary by location, generally include health and welfare benefits, paid time off, and other key programs to support the general well-being of our employees. A comprehensive paid parental leave program provides Aspen US employees the financial security and flexibility to provide necessary care for themselves and their families; flexibility that improves productivity, job satisfaction and increases employee retention and engagement.

Diversity, Equity and Inclusion

We respect and celebrate our employees by striving to create a diverse and inclusive environment in which people thrive. We need the best minds in the room to propel the next generation of sustainable solutions – key to which is diversity. A more diverse workforce is to our collective benefit as we all gain from tapping into a broader range of experiences, abilities, ideas, and perspectives. Our diversity commitments include bringing more women into leadership positions, focusing our recruitment and retention efforts to achieve more diverse racial and ethnic representation across our organization, and partnering with community organizations to develop a growing workforce that reflects all expressions of individuality and supports the local regions in which we operate.

Community Engagement

Community and caring are at the heart of our culture, and we are proud to give back to the communities where we work and live. Aspen Aerogel employees partner with community-based organizations to participate in local efforts to donate time, money, and goods.

Workforce Health & Safety

Aspen Aerogels is committed to the health, safety and well-being of our employees and the communities in which we operate. Safety and health in our business must be part of every operation. The Company requires a safety-first approach and cooperation in all safety matters, not only between supervisor and employee, but also among employees and contractors.

Business Ethics and Integrity

Our Code of Business Conduct and Ethics provides Aspen Aerogels employees with a clear understanding of the principles of business conduct and ethics that are expected of them and to aid them with a framework for making ethical decisions in compliance with applicable law. It applies to the Company enterprise-wide and to all associates with whom Aspen Aerogels conducts business.

Cybersecurity

We recognize the critical importance of maintaining the trust and confidence of customers, suppliers, business partners and employees toward our business and are committed to protecting the confidentiality, integrity and availability of our business operations and systems. Our Board of Directors is actively involved in oversight of our risk management activities, and cybersecurity represents an important element of our overall approach to risk management. Our cybersecurity policies, standards, processes and practices are based on recognized frameworks established by the National Institute of Standards and Technology, or NIST, the International Organization for Standardization and other applicable industry standards. Our customers’ requirements for their suppliers to have certain cybersecurity policies, standards and processes in place also drives and guides some of our policies and practices. In general, we seek to address cybersecurity risks through a comprehensive, cross-functional approach that is focused on preserving the confidentiality, security and availability of the information that we collect and store by identifying, preventing and mitigating cybersecurity threats and effectively responding to cybersecurity incidents when they occur.

Cybersecurity is an important part of our risk management processes and an area of focus for our Board of Directors and management. The Audit Committee is responsible for the oversight of risks from cybersecurity threats. At least quarterly, our Audit Committee receives an update from management of our cybersecurity threat risk management and strategy processes covering topics such as data security posture, results from third-party assessments, progress towards pre-determined risk mitigation-related goals, our incident response plan, and material cybersecurity threat risks or incidents and developments, as well as the steps management has taken to respond to such risks. In such sessions, our Audit Committee generally receives materials discussing current and emerging material cybersecurity threat risks and describing our ability to mitigate those risks, as well as recent developments, evolving standards, technological developments and information security considerations arising with respect to our peers and third parties, and discusses such matters with our Director of Information Security and Chief Information Officer. Our Audit Committee also receives prompt and timely information regarding any cybersecurity incident that meets established reporting thresholds, as well as ongoing updates regarding any such incident until it has been addressed.

Members of our Audit Committee and Board of Directors are also encouraged to regularly engage in conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs. Members of our Audit Committee and Board of Directors continue to receive updates around the cybersecurity threat landscape and ongoing best practices as a means of continuing education in the area. Material cybersecurity threat risks are also considered during separate Board meeting discussions of important matters like enterprise risk management, operational budgeting, business continuity planning, mergers and acquisitions, brand management, and other relevant matters.

Our cybersecurity risk management and strategy processes, which are discussed in greater detail above, are led by our Chief Information Officer, Director of Information Security, Chief Financial Officer and Chief Legal Officer. Such individuals have collectively over 40 years of prior work experience in various roles involving managing information security, developing cybersecurity strategy, and implementing effective information and cybersecurity programs, as well as several relevant degrees and certifications, including Certified Information Security Manager, Certified Information Systems Auditor, Certified Information Systems Security Professional, Global Information Assurance Certification, and Certified Professional Hacker. These management team members are informed about and monitor the prevention, mitigation, detection, and remediation of cybersecurity incidents through their management of, and participation in, our cybersecurity risk management and strategy processes, including the operation of our incident response plan. As discussed above, these management team members report to the Audit Committee about cybersecurity threat risks, among other cybersecurity related matters, on a quarterly basis.

Insider Trading Policies and Procedures

The Company’s Board of Directors has adopted an insider trading policy (“Insider Trading Policy”) that applies to all of the Company’s directors, officers and employees, as well as certain other designated individuals, to prevent the misuse of confidential information about the Company, as well as other companies with which the Company has a business relationship, and to promote compliance with the securities laws. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities on material non-public information and prohibits directors, executive officers and certain other employees from buying or selling the Company’s securities during certain periods, except pursuant to an approved trading plan under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”). In addition, certain individuals, including directors and officers, are required to receive prior approval from the policy administrator, which is the Company’s Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance Officer, prior to engaging in transactions in the Company’s securities. The Insider Trading Policy and related Guidelines for Rule 10b5-1 Trading Plans also set forth mandatory guidelines that apply to all executive officers, directors and employees of the Company who adopt Rule 10b5-1 plans for trading in the Company’s securities, which are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of any Rule 10b5-1 plans. For additional information, see the Insider Trading Policy and Guidelines for Rule 10b5-1 Trading Plans, which are available on the “Investors” section of our website at www.aerogel.com.

The Company currently does not currently have a stock repurchase program in place. If the Board of Directors authorizes stock repurchases in the future, the Company expects to implement processes and procedures with respect such repurchases.

Stockholder Engagement

Our commitment to strong corporate governance includes prioritizing regular, ongoing engagement with our stockholders. We believe that the feedback we receive from our investors helps us to make decisions that are in the best interest of the Company and our stockholders. Accordingly, we engage with stockholders throughout the year to seek their input on a variety of topics. Our management team, including our Chief Executive Officer and Chief Financial Officer, regularly engage with our stockholders through one-on-one meetings, quarterly earnings calls, industry conferences and other channels of communication. For example, during 2023, we engaged in one-on-one meetings with stockholders who collectively owned approximately 55% of the Company’s outstanding common stock, and received valuable feedback regarding our long-term strategy, key operational milestones, financial targets, Aerogel capacity planning, and perspectives on the Company’s cost of capital, balance sheet, and capital expenditure timing. Management regularly reports to the Board of Directors regarding the results of our engagement with stockholders, and the Board of Directors takes investor feedback into account as it continues to assess and refine our corporate governance policies and practices.

Stockholder Communications to the Board

Generally, stockholders and other interested parties who have questions or concerns should contact our Investor Relations team at 508-691-1111. However, any stockholders and other interested parties who wish to address questions regarding our business directly with the Board of Directors, or any individual director, must prepare the communication in written form and mail or hand deliver the same to the following address:

ATTN: SECURITY HOLDER COMMUNICATION

Board of Directors

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, MA 01532

Such communications should not exceed 500 words in length and must be accompanied by the following information: a statement of the (i) type and amount of the securities of the Company that the person holds or (ii) a description of the person’s interest in the Company; any special interest, meaning an interest not in the capacity as a stockholder of the Company, that the person has in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

The following types of communications are not appropriate for delivery to directors under these procedures: communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company (such as employees, members of the communities in which we operate our businesses, customers and suppliers) generally; communications that advocate engaging in illegal activities; communications that, under community standards, contain offensive, scurrilous or abusive content; and communications that have no rational relevance to the business or operations of the Company.

Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as: junk mail and mass mailings; resumes and other forms of job inquiries; surveys; and solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors, as of the Record Date. We have employment agreements with our Chief Executive Officer and the following executive officers:

Name	Age	Position
Virginia H. Johnson	46	Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance Officer
Gregg R. Landes	54	Senior Vice President, Operations and Strategic Development
Stephanie Pittman	52	Chief Human Resources Officer
Ricardo C. Rodriguez	39	Chief Financial Officer and Treasurer
Keith L. Schilling	51	Senior Vice President, Technology
Corby C. Whitaker	54	Senior Vice President, Sales and Marketing

Virginia H. Johnson is our Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance Officer. Prior to joining us in May 2022, Ms. Johnson was General Counsel of Schneider Electric North America, and before that, she served as Senior Vice President, Associate General Counsel & Secretary of Global Atlantic Financial Group. Ms. Johnson has 20 years of legal experience spanning both private practice and in-house executive leadership roles in the energy and financial services industries. Prior to moving in-house as corporate counsel, Ms. Johnson was a partner in the Litigation Department of Prince Lobel Tye LLP in Boston, and before that, she was an Associate in the Litigation/Regulatory Department, Securities/Corporate Governance Group, in the New York and Boston offices of Weil, Gotshal & Manges LLP. Ms. Johnson holds a Juris Doctor from the Cardozo School of Law, Yeshiva University, and a BA in Political Science from Boston University.

Gregg R. Landes has been with us since September 2016 and has served as Senior Vice President, Operations and Strategic Development since October 2019. Mr. Landes has previously served in a variety of positions with us, including as our Vice President, Strategic Development and Operational Excellence from May 2018 to October 2019, Vice President, Innovation and Strategic Development from February 2018 to May 2018, Vice President, Operational Excellence from March 2017 to January 2018, and Vice President, Finance and Corporate Development from September 2016 to March 2017. Prior to joining us, Mr. Landes was a principal at the consulting firm, Tetra Tech, Inc., where he focused on Liquified Natural Gas and Environmental Bankruptcy trusts from July 2013 to August 2016. Prior to Tetra Tech, Mr. Landes was employed by Hess Corporation, where he served as Vice President, Business Development for Hess LNG from June 2007 to July 2013. Prior to Hess Corporation, Mr. Landes worked in a broad range of senior financial and business leadership roles for Cabot Corporation. Mr. Landes holds a BSBA in Finance from the University of Florida and an MBA from the F.W. Olin Graduate School of Business at Babson College.

Stephanie Pittman has been our Chief Human Resources Officer since September 2023. Prior to joining us, Ms. Pittman served as Executive Vice President and Chief Human Resources Officer at Excelitas Technologies Corporation, an industrial technology manufacturer focused on delivering innovative, market-driven photonic solutions. Prior to Excelitas, Ms. Pittman was a senior human resources executive at Boston Scientific Corporation, a global medical technology leader, where she served in a number of human resources (“HR”) leadership roles during her 12-year tenure, including leading HR for the EMEA region and the global operations organization and oversight of the global talent management, HR strategy and planning, and HR operations functions. Before joining Boston Scientific, Ms. Pittman held roles at Covidien (now Medtronic) and The New York Times Companies, as a business transformation consultant and director of various HR, program management and business transformation programs, respectively. Ms. Pittman holds a BA in History from Syracuse University and holds a Juris Doctor from Suffolk Law School as well as an MBA from Suffolk Sawyer School of Business.

Ricardo C. Rodriguez has been our Chief Financial Officer since April 2022. Mr. Rodriguez previously served as our Chief Strategy Officer from November 2021. Prior to joining Aspen Aerogels, from February 2019 to November 2021, Mr. Rodriguez was a Corporate Strategy Director at Aptiv, a $15 billion automotive technology company, where he led the establishment of its Vehicle Electrification Systems group, among other value-adding initiatives. From April 2010 to February 2019, he served in a variety of finance, planning and other leadership roles at ClearMotion, GM’s OnStar division, Amazon and Fiat Chrysler Automobiles (now Stellantis). In addition, Mr. Rodriguez worked as an investment banker at Lazard, where he focused on automotive M&A and restructuring advisory services. Mr. Rodriguez received his Bachelor of Science degree in Mechanical Engineering from General Motors Institute / Kettering University while working at Magna International and holds an MBA from Harvard Business School.

Keith L. Schilling has been our Senior Vice President, Technology since January 2022. Mr. Schilling previously served as our Vice President, Sales from October 2021 to January 2022. Currently, Mr. Schilling continues to lead the sales function for Energy Industrial in addition to the technology function. Prior to joining Aspen, from December 2019 to October 2021, Mr. Schilling served as Chief Executive Officer of Basic Energy Services, Inc., an upstream oil and gas services provider. From September 1995 to December 2019, Mr. Schilling held senior level commercial and technology leadership roles at Schlumberger, Tetra Technologies, and the combined Baker Hughes and GE Oil & Gas Companies, both domestically and internationally. Mr. Schilling received his Bachelor of Science degree in Chemical Engineering from Texas A&M University and holds an MBA from Erasmus University in the Netherlands.

Corby C. Whitaker has been our Senior Vice President, Marketing and Sales since joining us in February 2012.  Since joining Aspen his role has been expanded to lead the battery electric thermal segment commercial, engineering, and program management teams. Prior to that, Mr. Whitaker worked in senior sales, marketing, engineering, and business development leadership roles in the energy, renewable energy, building materials and industrial equipment industries. Mr. Whitaker received his Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

Involvement in Certain Legal Proceedings

Keith L. Schilling, an executive officer, previously served as Chief Executive Officer and a director of Basic Energy Services, Inc. In August 2021, Basic Energy Services, Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Bankruptcy Code, as a result of various events, including the impact from COVID-19.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our “named executive officers,” and all material factors relevant to an analysis of these policies and decisions. During 2023, the following were our named executive officers:

●	Donald R. Young, our President and Chief Executive Officer

●	Ricardo C. Rodriguez, our Chief Financial Officer and Treasurer

●	Virginia H. Johnson, our Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance Officer

●	Corby C. Whitaker, our Senior Vice President, Sales and Marketing

●	Gregg R. Landes, our Senior Vice President, Operations and Strategic Development

Compensation Overview

This “Compensation Overview” section discusses the compensation programs and policies for our executive officers and the roles of our Compensation and Leadership Development Committee and our Board in the design and administration of these programs and policies, including specific compensation decisions in connection with our executive officers, including our named executive officers.

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to the Board for approval in the case of our Chief Executive Officer, the compensation of each of our named executive officers. Our Compensation Committee also considers the design and effectiveness of the compensation program for our executive officers and approves the final compensation package, employment agreements, equity-based compensation awards and cash bonuses for all of our executive officers, except our Chief Executive Officer, whose compensation is approved by the Board upon the recommendation of the Compensation Committee. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements.

Executive Summary

During the 2023 fiscal year, Aspen focused on driving top line growth from both our Thermal Barrier and Energy Industrial business segments, improving productivity and yields, maintaining careful control of operating expenses, optimizing the timing of capital expenditures, and accelerating on the path to near-term profitability.

●	Grew record consolidated revenue 32% year-over-year to $238.7 million.

●	Generated record PyroThin thermal barrier revenue of $110.1 million, up 98% year-over-year.

●	Delivered Energy Industrial revenues of $128.6 million, despite being capacity constrained, and initiated deliveries from our external manufacturing facility.

●	Recorded 2023 gross margins of 24%, with a quarterly progression from 11% in Q1 to 17% in Q2, 23% in Q3, and 35% in Q4.

●	Delivered record company profitability in Q4 2023, where $84.2 million in quarterly revenue enabled gross margins of 35% and operating income of $1.4 million.

●	Secured PyroThin award with Audi, a luxury brand of the Volkswagen Group, to supply a vehicle platform with start of vehicle production expected in 2025.

●	Awarded PyroThin contract from Scania, a commercial vehicle division of the Volkswagen Group, for a commercial truck nameplate with start of production expected in 2024.

●	Announced PyroThin award from The Automotive Cells Company (“ACC”), a battery cell joint-venture between Stellantis N.V., Saft-TotalEnergies, and Mercedes-Benz, to supply the Stellantis STLA Medium vehicle platform with an expected start of production in 2025.

●	Announced the right-timing of our second aerogel manufacturing facility in Statesboro, Georgia to better align with the expected ramp of our EV customers.

●	Completed $75 million registered direct offering of common stock at $12.375 per share in December 2023.

●	Ended the year with cash and equivalents of $139.7 million and believe that we are fully funded to deliver on our near-term operating plans.

●	Invited into the formal due diligence and term sheet negotiation phase by the U.S. Department of Energy (“DOE”) Loan Programs Office (“LPO”) for the company’s pending application seeking a loan pursuant to the DOE LPO’s Advanced Technology Vehicles Manufacturing (“ATVM”) for re-accelerating construction of our Second Aerogel Plant in Statesboro, GA. The DOE’s continued evaluation of the application is not an assurance that the terms and conditions of a term sheet will be consistent with terms proposed by the applicant. The foregoing matters are wholly dependent on the results of DOE review and evaluation, and DOE’s determination whether to proceed.

●	For the second consecutive year, Aspen was awarded a Silver Medal rating from EcoVadis for its overall sustainability scorecard, placing Aspen in the 85th percentile of companies assessed by EcoVadis.

General Executive Compensation Philosophy and Principles

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical to our continued growth and success of building a profitable business, and to align the interests of these executives with those of our stockholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses based on a mix of pre-determined criteria and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our Compensation Committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period of performance, attainment of overall Company performance objectives and retention concerns. The overall compensation program is conceived to be generally competitive with the market median of peer companies with no specific percentile being targeted.

In order to achieve the Company’s mix of pay objectives, we believe that it is critical for a significant portion of each named executive officer’s target total direct compensation opportunity (that is, the combination of annual base salary, target annual cash bonus opportunity and the value of the long-term equity incentive opportunity under our regular annual grant program) to be at-risk and tied to the achievement of performance criteria, stockholder value, or both.

As depicted below, for the 2023 fiscal year approximately 76% of our CEO’s overall target total direct compensation, and, on average, 63% of the target total direct compensation of our other NEOs, was structured as at-risk compensation. At-risk compensation, which is provided through our short-term incentive (“STI”) and long-term incentive (“LTI”) programs, is tied directly to the achievement of individual and financial goals, strategic objectives, and stock price appreciation. A more detailed discussion of each element and the associated pay decisions follows this section.

(1)	LTI values shown above reflect the long-term incentive opportunities approved as part of our regular annual LTI grant program for 2023, and do not include the special stock option awards granted on September 7, 2023.

(2)	STI values shown above reflect the target bonus opportunities granted under our 2023 corporate bonus plan (including the 10% Management by Objective component).

2023 Executive Compensation Policies and Practices

We support our executive compensation program with a number of best practices in compensation and corporate governance, including the policies and practices summarized below.

What We Do:	What We Don’t Do:

✓     Maintain a Compensation Committee of Independent Directors. Our Compensation Committee is composed of all independent directors.

✓     Conduct an Annual Compensation Review. Our Compensation Committee undertakes a comprehensive review of compensation of our executives, including our named executive officers, on an annual basis.

✓     Use an Independent Compensation Consultant. Our Compensation Committee engages its own compensation consultant and reviews its independence from management.

✓     Structure our Executive Compensation Program to Avoid Inappropriate Risk-Taking. We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.

✓     Utilize Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.

✓     Maintain a Robust Compensation Recoupment Policy. Our Compensation Recoupment Policy, as amended and restated on June 1, 2023, complies with SEC and NYSE rules requiring recovery from certain officers of erroneously awarded incentive compensation in the event of a covered restatement of our financial statements, and also provides the Compensation Committee with discretionary authority to recoup additional compensation in the event of misconduct by a participant in our annual or long-term incentive programs.

✓     Impose Stock Ownership Guidelines. Our stock ownership guidelines are intended to align the interests of executive officers and directors with the long-term interests of Company shareholders by requiring them to maintain at least a minimum amount of ownership in our common stock.

×     No Guaranteed Compensation. Although we have signed employment agreements with each of our named executive officers, none of these agreements provides any guarantees relating to base salary increases, continued employment or the amounts of incentive awards or long-term equity awards.

×     No Supplemental Health or Welfare Benefits or Perquisites. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We generally do not provide perquisites or other personal benefits to our executive officers other than those we provide to our employees generally.

×     No Hedging, Speculative Trading and Pledging our Common Stock. Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock.

×     No Tax Gross-Ups. We do not provide tax gross-up payments to named executive officers on change of control payments or perquisites.

×     No “Single Trigger” Change of Control Agreements. After a change of control, severance benefits are due, and equity awards that are assumed in the change of control transaction vest, only upon a qualifying termination of employment.

×     No “Timing” of Equity Grants. We do not grant equity awards in anticipation of the release of material, non-public information.

×     No Repricing. Our 2023 Equity Incentive Plan does not permit “repricing” of stock options without stockholder approval.

The Role of Our Compensation Committee and Compensation Consultant

Generally, our Compensation Committee designs and administers the executive compensation program with the help of the management and an independent compensation consultant. In connection with the compensation of our Chief Executive Officer, our Compensation Committee further recommends the overall and specific elements to our Board for consideration and final determination. While the Compensation Committee addresses the matters related to its responsibilities under its charter throughout the year, annual reviews and, as appropriate, modifications of compensation arrangements for executive officers typically take place during a period starting from the last quarter of the prior fiscal year through the first quarter of the current fiscal year.

While the Compensation Committee or the Board, in the case of our Chief Executive Officer, ultimately makes all final decisions on executive compensation, the Compensation Committee engages the services of outside advisors for assistance. In 2021, 2022, and 2023, the Compensation Committee directly engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. The Compensation Committee utilized Meridian throughout these periods to provide independent, objective research, analysis, and advice and to assist the Compensation Committee generally in the performance of its duties. The Compensation Committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate our executive compensation program. The Compensation Committee assesses the independence of its compensation consultant each year, considering the amount of fees paid to Meridian, the policies designed to prevent conflicts of interest, any Company stock owned by the consultant, and other factors that may be relevant to the Compensation Committee.

The Compensation Committee considers external market data when making compensation decisions concerning executive pay levels and program design. The committee has formally approved a peer group for this purpose (and also considers other market data sources as appropriate). The peer group was originally developed by Meridian out of a candidate pool of size (as measured principally by revenue and market capitalization) and industry-appropriate publicly-traded companies. Our Compensation Committee periodically reviews and, as appropriate, revises the peer group in coordination with input from our Chief Executive Officer and Meridian to ensure the group remains appropriate for the purposes of comparing executive compensation. As a basis for the source market data for setting executive compensation for fiscal year 2023, our peer group consisted of the following 17 companies:

Ballard Power Systems, Inc.	Livent Corporation	Preformed Line Products Company
Chase Corporation	Microvast Holdings, Inc.	Spruce Power Holding Corporation
Energy Recovery, Inc.	NN, Inc.	Thermon Group Holdings, Inc.
Flux Power Holdings, Inc.	Omega Flex, Inc.	Ultralife Corporation
FuelCell Energy, Inc.	Orbital Infrastructure Group, Inc.	Vicor Corporation
Graham Corporation	Orion Energy Systems, Inc.

During 2022, the Compensation Committee retained Meridian to assist with the review our peer group of companies and to provide competitive market data on executive officer compensation. After receiving input from Meridian, the Compensation Committee removed Lydall, Inc. (which had ceased to be a publicly traded company due to a merger) from our peer group and added Microvast Holdings, Inc. to our peer group. The updated peer group shown above was used by the Compensation Committee in making executive officer compensation decisions for fiscal year 2023. In August 2023, the Compensation Committee, with the advice and assistance of Meridian, further reviewed the peer group and approved the following changes to the peer group, for purposes of benchmarking of executive compensation for fiscal 2024: (i) Chase Corporation, Livent Corporation, Orbital Infrastructure Group, Inc. and Spruce Power Holding Corporation were removed from the peer group, and (ii) Allegro Microsystems, Inc., Babcock & Wilcox Enterprises, Inc., Proterra Inc., Rogers Corporation, Shoals Technologies Group, Inc. and Stem, Inc. were added to the peer group. Additional information about the Compensation Committee’s executive compensation decisions for fiscal year 2024 will be provided in our proxy statement for the 2025 annual meeting of stockholders.

We believe our peer group provides useful information to help us establish competitive compensation practices and allows us to set compensation levels to attract, retain and motivate a talented executive team while aligning the interests of our executives with those of our stockholders. The group is subject to change over time, and we expect that the Compensation Committee will continue to periodically review and update the list.

Role of Management

In making compensation decisions, our Compensation Committee considers the recommendations of our Chief Executive Officer, Mr. Young, and our Chief Human Resources Officer, who work together to make recommendations to our Compensation Committee with respect to our executive officers, but do not participate in the deliberations or determination of their own compensations. Our Compensation Committee may review and approve the corporate objectives and goals pursuant to the powers delegated pursuant to its charter. Mr. Young annually leads the development of our corporate objectives and goals, which are reviewed and approved by the Compensation Committee and then our Board. Mr. Young provided the Company’s business and operational perspective for our Compensation Committee’s final review of progress made on the goals set for 2023. Other than as described above, no other executive officer participates in the determination or recommendation of the amount or form of executive officer compensation.

Say-on-Pay Results

At our last annual meeting of stockholders in June 2023, we held a stockholder advisory vote on the fiscal year 2022 compensation of our named executive officers. This is generally referred to as a “Say-on-Pay” vote. Our stockholders approved the fiscal year 2022 compensation of our named executive officers with approximately 78% of stockholder votes cast in favor of our Say-on-Pay resolution. The results of the June 2023 Say-on-Pay vote, along with other feedback received from stockholders regarding executive compensation matters, was considered by the Compensation Committee in making its decisions on fiscal year 2023 compensation, which are discussed below. For example, based on the results of the June 2023 Say-on-Pay vote—which evidenced a lower level of support than the average of approximately 97% support received in our Say-on-Pay votes over the preceding three fiscal years—as well as on feedback received directly from major institutional stockholders, we understand that stockholders were concerned about mid-year adjustments made to the financial performance objectives under our corporate bonus plan for 2022. The Compensation Committee greatly values feedback from our stockholders and took that feedback into account, among other factors, in determining annual cash incentives payable under the corporate bonus plan for 2023. For 2023, there were no mid-year adjustments to the financial performance objectives under the corporate bonus plan. In this proxy statement and in response to feedback received from stockholders, we have provided additional disclosure regarding the financial performance targets established under the corporate bonus plan for 2023 and the levels of achievement of those targets. The only adjustment approved by the Compensation Committee with respect to 2023 annual bonuses involved updating the non-financial strategic performance goals under the Management by Objective Component of the corporate bonus plan to reflect the Company’s major strategic pivot, which was announced in May 2023, to right-timing the construction of our planned second aerogel manufacturing facility in Statesboro, Georgia to better align with the expected ramp of our EV customers. The Compensation Committee continues to monitor further stakeholder feedback, Company performance, and market developments for potential further improvements to the Company’s compensation structure for executive officers.

Main Elements of Our Executive Compensation Program

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and any other factors relevant to that particular job. Our salaries are designed to be generally competitive with the market median of our peer group.

Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other change in the job responsibilities of an executive officer. For named executive officers, initial base salaries generally are established in connection with negotiation of an offer of employment and employment agreement. Increases in base salary, where applicable, have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration. Salaries of our named executive officers for fiscal years 2023, 2022 and 2021 are also reported in the Summary Compensation Table.

For 2023, the base salaries of our named executive officers remained unchanged from 2022, with the exception of an increase in Mr. Rodriguez’s base salary, effective April 1, 2023. The 2023 base salaries for our named executive officers were as follows:

Name	2023 Base Salary ($)
Donald R. Young	$515,000
Ricardo C. Rodriguez	$400,000	(1)
Virginia H. Johnson	$450,000
Corby C. Whitaker	$400,000
Gregg R. Landes	$400,000

(1)	Mr. Rodriguez’s annual base salary increased from $350,000, effective on 04/01/2023, based on Mr. Rodriguez’s role as Chief Financial Officer and a review of both internal and external peers.

Cash Bonus Plan

Our employee cash bonus plan is designed to motivate and reward our executives for achieving certain corporate, financial and other business performance goals during the fiscal year, and the plan is administered by the Compensation Committee. The plan provides that executives are eligible to receive a cash bonus over an annual performance period based on goals established by the Compensation Committee, which may include revenue goals, an Adjusted EBITDA goal and/or such other performance goals as may be established by the Compensation Committee from time to time. We define “Adjusted EBITDA” as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, from time to time, which we do not believe are indicative of our core operating performance, which items are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the applicable fiscal year. The Compensation Committee determines the percentage of annual base salary as target bonus opportunity for each executive and the threshold achievement levels applicable to each goal. Following completion of the performance period, the administrator determines the level of performance achieved for each goal and approves the amount of the cash payments to be made. The maximum bonus that can be earned is limited to 225% of the target bonus. The Compensation Committee also reserves the right to pay discretionary bonuses to account for unanticipated, unusual or extraordinary circumstances or performance. Effective January 1, 2024, the corporate bonus plan was amended to (i) require participants generally to remain employed in good standing through the bonus payment date (rather than merely through the end of the fiscal year) in order to receive any bonus payment for the fiscal year, (ii) explicitly provide that bonuses are subject to clawback pursuant to the Company’s Compensation Recoupment Policy, and (iii) enhance the Compensation Committee’s administrative authority, including the ability to exercise so-called “negative discretion” to reduce payouts to plan participants.

Upon the recommendation of our Compensation Committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2023 for the named executive officers. Each named executive officer’s 2023 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding performance goals approved by the Compensation Committee based on the performance metrics of revenue and Adjusted EBITDA, with 25% of the target bonus opportunity allocated to the revenue performance goal and 75% of the target bonus opportunity allocated to the Adjusted EBITDA performance goal. For the revenue and Adjusted EBITDA goals, the Compensation Committee established a threshold value (the “Threshold”) that must be achieved before any bonus amount would be paid out, a target value (the “Target”) associated with a target bonus amount, and an incentive amount if the Target is exceeded (up to the maximum potential award of 225% of the Target). The Compensation Committee sets target levels for the revenue and Adjusted EBITDA goals that are rigorous yet attainable, and aligned with stockholder interests. There were no mid-year adjustments to the revenue or Adjusted EBITDA financial performance objectives established by the Compensation Committee for 2023.

In addition, a component of the bonus (the Management by Objective Component, or “MBO Component”), expressed as a percentage, usually an additional 10% of each named executive officer’s target bonus, may be added to or deducted from an otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional strategic or operational performance goals, as determined by our Board or Compensation Committee. The strategic objectives originally established by the Compensation Committee reflected Company strategy at the beginning of fiscal 2023. In May 2023, the Company announced a major strategic pivot to right-timing the construction of Plant II, and in August, 2023, the Compensation Committee approved adjustments to the strategic objectives under the MBO Component of the corporate bonus plan to reflect this major mid-year change in corporate strategy.

The target bonus amounts established for our named executive officers for 2023 remained unchanged from 2022, with the exception of an increase in Mr. Rodriguez’s target bonus amount. The target bonus amounts for fiscal year 2023 for our named executive officers, expressed as a percentage of their year-end base salary, are presented below.

Name	2023 Target Bonus Opportunity (% of Base Salary)
Donald R. Young	110%
Ricardo C. Rodriguez	55	%(1)
Virginia H. Johnson	55%
Corby C. Whitaker	55%
Gregg R. Landes	55%

(1)	Mr. Rodriguez’s target bonus amount, as a percentage of his base salary, was increased from 50% for 2022 to 55% for 2023.

The actual bonuses varied depending on our percentage achievement of the Target goal set by the Compensation Committee. The following table sets out the revenue and Adjusted EBITDA performance goals established by the Compensation Committee for 2023 (at threshold and target levels) and the Company’s actual performance results for each of those metrics for 2023 (in dollars and as a percentage of the target performance goal):

		Performance Goals		Actual Results
Measure	Weight	Threshold ($)	Target ($)	Actual ($)	Payout (%)
Revenue	25%	$215,922	$239,922	$238,717	95%
Adjusted EBITDA	75%	$(61,578)	$(53,578)	$(17,046)	557%
Weighted Payout:					225	%(1)

(1)	Maximum potential awards under the bonus plan is 225% of the target.

In February 2024, after reviewing the level of achievement of the financial performance metrics set out above and the MBO Component, the Compensation Committee awarded bonus payments to the named executive officers other than the Chief Executive Officer, and the Board, after considering the recommendation of the Compensation Committee, awarded a bonus payment to our Chief Executive Officer. The 2023 bonus payments under the cash bonus plan are set forth below:

Name	2023 Annual Cash Bonus ($)(1)	2023 Bonus Target (%)	2023 Bonus Target Received (%)(1)
Donald R. Young	$1,331,275	110%	235%
Ricardo C. Rodriguez	$517,000	55%	235%
Virginia H. Johnson	$581,625	55%	235%
Corby C. Whitaker	$517,000	55%	235%
Gregg R. Landes	$517,000	55%	235%

(1)	Includes 225% of Bonus Target earned plus MBO Component.

Long Term Equity Incentive Plan

At the 2023 annual meeting of stockholders, our stockholders approved the Aspen Aerogels 2023 Equity Incentive Plan (the “2023 Plan”) as the successor to our 2014 Employee, Director and Consultant Equity Incentive Plan (the “2014 Plan”). The Compensation Committee is the administrator of the 2023 Plan, which authorizes the Compensation Committee to grant a variety of equity and equity-based incentive awards to our officers, key employees, non-employee directors and consultants. Similar to other components of compensation, the Compensation Committee recommends the equity grants for our Chief Executive Officer to our Board for approval. The Compensation Committee, based on its annual review of compensation levels for each of our executives, determines a dollar amount value of the annual equity grants. The Compensation Committee also determines the mix of equity instruments for equity grants issued pursuant to the 2023 Plan, such as options to purchase our common stock, restricted stock units (“RSUs”), or restricted stock awards, as well as the appropriate vesting schedule, consistent with the terms of the 2023 Plan.

Regular 2023 Grant Cycle

For 2023, the mix for equity grants under our regular annual long-term incentive grant program was set at 75% stock options and 25% RSUs for our named executive officers. Due to the lack of sufficient shares available under the 2014 Plan to fully fund the annual equity awards for our regular 2023 long-term incentive grant cycle, in March 2023, the Compensation Committee (or, in the case of awards to our Chief Executive Officer, the Board) approved the grant of stock options and restricted stock units to our named executive officers under the 2023 Plan, conditioned upon stockholder approval of the 2023 Plan with those grants to be effective on the date of approval of the 2023 Plan by our stockholders at the 2023 annual Meeting. Accordingly, effective on June 1, 2023, awards of stock options and restricted stock units were made to our named executive officers, with vesting of those awards in three annual installments on March 8, 2024, March 8, 2025 and March 8, 2026, subject to the grantee’s continuous service through those vesting dates. Each such stock option was granted with an exercise price equal to the closing price of the Company’s common stock on June 1, 2023 and with a term of 10 years from March 8, 2023.

Special Stock Option Awards

On September 7, 2023, after considering the advice of Meridian and the importance of retaining and appropriately incentivizing key executive leadership over the next three years, the Compensation Committee and the Board approved special retention incentive grants of stock options to the named executive officers and certain other key employees pursuant to the 2023 Plan. To enhance retention incentives, these stock options will cliff-vest on the third anniversary of the grant date, subject generally to the employee’s continuous service through such vesting date. The exercise price for the shares underlying these stock options is equal to the closing price of a share on the grant date, and the expiration date for these stock options is no later than ten years from the grant date. The special stock option award to the Chief Executive Officer covers 170,000 shares, and the award to each of the other grantees covers 85,000 shares of our common stock.

The equity awards granted to our named executive officers during 2023 (including both the awards made pursuant to our regular 2023 grant cycle and the special stock option awards granted in September 2023) were as follows:

Name	Options to Purchase Shares of Our Common Stock(1)	Restricted Stock Unit Awards	Equity Awards (Aggregate Grant Date Fair Value)
Donald R. Young	$1,496,426	$249,995	$1,746,421
Ricardo C. Rodriguez	$710,712	$112,494	$823,206
Virginia H. Johnson	$710,712	$112,494	$823,206
Corby C. Whitaker	$710,712	$112,494	$823,206
Gregg R. Landes	$710,712	$112,494	$823,206

(1)	Includes a special one-time stock option award to each of the named executive officers with grant date fair value of $746,430 for Mr. Young and $373,215 for all other named executive officers. See “Narrative Disclosure to Summary Compensation Table – 2023 Performance-Based Restricted Stock Award.”

Cancellation of Unearned SEIG Awards

On March 5, 2024, the Compensation Committee approved the cancellation of the outstanding, unearned portion of certain performance-based restricted stock awards that had been granted as special equity incentive grants (“SEIG Awards”) to the named executive officers and certain other key employees pursuant to the 2014 Plan on June 29, 2021 (to Mr. Young) and on June 2, 2022 (to the other applicable employees, including the other named executive officers). The Compensation Committee determined that based on market conditions, the likelihood of achievement of any of the remaining performance hurdles applicable to the unearned SEIG Awards was remote, and that the unearned SEIG Awards therefore had ceased to have incentive value for the grantees. Accordingly, on March 6, 2024, the Company entered into cancellation agreements, pursuant to which the named executive officers and other applicable employees agreed to the cancellation of the unearned SEIG Awards.

The following table sets forth, with respect to each named executive officer, the number of shares of unearned restricted stock subject to SEIG Awards that were cancelled in March 2024:

Name	Cancelled Unearned SEIG Awards (# of Restricted Shares)
Donald R. Young	304,666
Ricardo C. Rodriguez	53,590
Virginia H. Johnson	53,590
Corby C. Whitaker	53,590
Gregg R. Landes	53,590

The cancelled unearned SEIG Awards were added to the number of shares available for awards under the Company’s 2023 Equity Incentive Plan. The performance hurdle applicable to 156,950 of the shares of restricted stock subject to Mr. Young’s 2021 SEIG award was achieved in December 2021, and those 156,950 earned shares of restricted stock remain outstanding and unvested, subject to Mr. Young’s continued service with the Company until June 29, 2024.

Other Aspects of Executive Compensation

Benefits and Perquisites – In addition to the components described above, our executives are eligible to participate in other benefits available to all of our employees. These benefits include a 401(k) plan with a Company match element, healthcare insurance with a Company contribution to the premium, short-term and long-term disability insurance, term-life insurance, a dental plan and a vision plan. We generally do not provide perquisites or personal benefits to our named executive officers. However, we do pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees.

Section 401(k) Plan – We maintain a defined contribution employee retirement plan, or the 401(k) Plan, for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of their compensation or the statutory limit, which was $22,500 for calendar year 2023. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2023 may have been up to an additional $7,500 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 50% of eligible contributions up to the first 6% of eligible compensation. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Employment Contracts – We have entered into an executive employment agreement with our Chief Executive Officer, Mr. Young, effective January 1, 2022. We have also entered into executive employment agreements with Messrs. Rodriguez, Whitaker and Landes and Ms. Johnson.

Compensation Recoupment Policy

In December 2018, our Board adopted a compensation recoupment policy, applicable to certain designated employees, including our named executive officers. On June 1, 2023, the Board approved the amendment and restatement of the compensation recoupment policy in order to (i) comply with SEC and New York Stock Exchange rules requiring clawback from certain officers of erroneously awarded incentive-based compensation received on or after October 2, 2023 in the event of a restatement of our financial statements, and (ii) to update and expand the Compensation Committee’s discretionary authority to recover incentive compensation (in addition to any recoupment that may be required by SEC and New York Stock Exchange rules) in the event of misconduct by a participant in our annual or long-term incentive plans. The text of our amended and restated Compensation Recoupment Policy is available on the “Investors” section of our website at www.aerogel.com.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits members of the Board, the named executive officers, and all other employees from purchasing financial instruments designed to hedge the economic risk of owning our securities (or entering any transaction that has the same economic effect), and prohibits certain persons, including members of the Board and the named executive officers, from pledging our securities.

Stock Ownership Guidelines

Our Board established stock ownership guidelines for the executive officers and directors effective November 1, 2017, which provide target levels of stock ownership that executive officers and directors must attain. The target ownership level for our Chief Executive Officer is three-times the base salary; for our other executive officers, the target level is one-times their respective base salary; and for our non-employee directors, the target level is three-times the annual cash retainer for service to the Board.

Risk Analysis of Our Compensation Plans

Company management assesses and discusses with the Compensation Committee our compensation policies and practices for our employees as they relate to risk management. Based on this assessment, we do not believe that any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on the Company now or in the future.

COMPENSATION COMMITTEE REPORT*

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Mark L. Noetzel (Chair)

Steven R. Mitchell

William P. Noglows

James E. Sweetnam

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards, and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, and benefits that are generally uniform in design and operation throughout the Company and with all levels of employees.

We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee and Board with regard to executive compensation programs.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued to our named executive officers during the last three fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($) (1)		Option Awards ($) (1)	Non- Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Donald R. Young	2023	515,000	—	249,995		1,496,426	1,331,275	33,335	3,626,031
President and Chief Executive Officer	2022	515,000	—	249,992		749,990	804,011	44,425	2,363,418
	2021	511,402	169,950	6,678,246	(4)	528,744	447,535	31,734	8,367,611
Ricardo C. Rodriguez	2023	386,539	—	112,494		710,712	517,000	25,285	1,752,029
Chief Financial Officer and Treasurer	2022	350,000	—	683,696	(5)	337,481	249,246	9,150	1,629,573
	2021	40,385	—	168,679		206,221	—	135	415,419
Virginia H. Johnson	2023	450,000	—	112,494		710,712	581,625	27,208	1,882,039
Chief Legal Officer, General Counsel, Corporate Secretary and Chief Compliance Officer
Corby C. Whitaker	2023	400,000	—	112,494		710,712	517,000	25,285	1,765,491
Senior Vice President, Sales and Marketing	2022 2021	400,000 354,186	— 66,000	683,709 68,746	(5)	337,499 206,246	313,338 176,000	23,448 8,853	1,757,994 880,031
Gregg R. Landes	2023	400,000	—	112,494		710,712	517,000	25,285	1,765,491
Senior Vice President, Operations and Strategic Development	2022 2021	400,000 270,751	— 66,000	683,709 68,746	(5)	337,499 206,246	313,338 176,000	19,929 17,975	1,754,475 805,718

(1)	Except as described in footnote 2, these amounts represent the aggregate grant date fair value for these awards computed in accordance with FASB ASC Topic 718. Valuation assumptions are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(2)	Represents the amount awarded to the named executive officer for 2023, 2022 and 2021, respectively, under the Company’s cash bonus plan.

(3)	Represents the sum of (i) cash payments to the named executive officer in lieu of vacation pursuant to Company policy, (ii) Company matching contributions to our 401(k) match in the amount of $9,900 for each of the named executive officers in 2023, in the amount of between $9,032 and $3,375 for Messrs. Young, Whitaker, Rodriguez and Landes in 2022, and in the amount of $2,800 in 2021 for each of Messrs. Young and Whitaker.

(4)	Includes (a) a SEIG Award of 461,616 shares of performance-based restricted stock with an aggregate grant date fair value equal to $6,502,000, of which 304,666 unearned restricted shares were cancelled on March 6, 2024, and (b) a time-based restricted stock unit award with an aggregate grant date fair value equal to $176,246.

(5)	Includes (a) a SEIG Award of 53,590 shares of performance-based restricted stock with an aggregate grant date fair value equal to $571,214, all of which 53,590 unearned restricted shares were cancelled on March 6, 2024, and (b) time-based restricted stock unit awards with an aggregate grant date fair value as follows: $112,482, $112,495, $112,495 and $112,490 for each of Messrs. Rodriguez, Whitaker and Landes.

(6)	Includes a discretionary bonus payment made to certain of the named executive officers for fiscal 2021.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Donald R. Young

Effective January 1, 2022, we entered into an executive agreement with Mr. Young with a three-year term (the “2022 CEO Agreement”). Pursuant to the 2022 CEO Agreement, Mr. Young’s annual base salary was $515,000 per year and Mr. Young was eligible to receive an annual performance-based bonus as determined by our Board with a target of 110% of his year-end base salary. Previously, in November 2018, we entered into an executive agreement with Mr. Young effective January 1, 2019 with a three-year term (the “2018 CEO Agreement”). Mr. Young serves as our Chief Executive Officer on an at-will basis. Pursuant to the 2018 CEO Agreement, Mr. Young’s annual base salary for fiscal year 2019 was set to $515,000 per year and Mr. Young was eligible to receive an annual performance-based bonus as determined by our Board with a target of 100% of his year-end base salary. Mr. Young’s target bonus for each of fiscal 2021, 2022 and 2023 was set at 110% of his year-end base salary.

Mr. Young’s base salary may be increased, but not decreased without his consent, at the discretion of our Board. On August 1, 2019, we entered into an amendment (the “Amendment”) to the 2018 CEO Agreement, which became effective on January 1, 2020. The Amendment provided for at least one year to exercise all vested stock options in connection with termination of employment in certain circumstances under the 2018 CEO Agreement.

Mr. Young has also entered into a confidentiality and non-competition agreement. Among other things, this agreement obligates Mr. Young to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Additionally, following termination of employment, Mr. Young is prohibited from (i) competing with us for a period of one year and (ii) soliciting or interfering with our business relationship with any of our existing clients, customers, business partners or employees for a period of two years.

Mr. Young is entitled to certain benefits in connection with a termination of his employment or a change of control as discussed below under “Potential Payments Upon Termination or Change of Control.”

Other Named Executive Officers

Effective January 1, 2023, we entered into executive agreements with Messrs. Rodriguez, Whitaker and Landes, and effective March 25, 2022, we entered into an executive agreement with Ms. Johnson (the “Executive Agreements”). Pursuant to the Executive Agreements, the annual base salaries effective as of April 1, 2023 of each of Messrs. Rodriguez, Whitaker and Landes are $400,000 and Ms. Johnson’s annual base salary is $450,000, and they are each eligible to receive an annual bonus as determined by our Board or a committee thereof with a target bonus of 55% of their respective year-end base salaries. Ms. Johnson’s Executive Agreement has a term expiring on December 31, 2025, and the Executive Agreements with Messrs. Rodriguez, Whitaker and Landes include an automatic renewal provision for each calendar year, unless either the Company or the executive provides written notice of non-renewal at least 60 days before the applicable annual expiration date. All of the Executive Agreements contain customary confidentiality, non-disclosure, non-competition, non-solicitation, non-recruitment, trade secrets, intellectual property ownership, and cooperation provisions.

Messrs. Rodriguez, Whitaker and Landes and Ms. Johnson are entitled to certain benefits in connection with a termination of their employment or a change of control as discussed below under “Potential Payments Upon Termination or Change of Control”.

On January 1, 2022, we entered into executive agreements with Messrs. Whitaker and Landes for a one-year term (the “2022 Executive Agreements”). Pursuant to the 2022 Executive Agreements, the annual base salaries of each of Messrs. Whitaker and Landes for fiscal year 2022 were $400,000 and they were each eligible to receive an annual bonus as determined by our Board or a committee thereof with a target bonus of 55% of their respective year-end base salaries. The 2022 Executive Agreements expired on December 31, 2022.

2023 Equity Awards

Regular 2023 Grant Cycle

For 2023, the mix for equity grants under our regular annual long-term incentive grant program was set at 75% stock options and 25% RSUs for our named executive officers. Due to the lack of sufficient shares available under the 2014 Plan to fully fund the annual equity awards for our regular 2023 long-term incentive grant cycle, in March 2023, the Compensation Committee (or, in the case of awards to our Chief Executive Officer, the Board) approved the grant of stock options and restricted stock units to our named executive officers under the 2023 Plan, conditioned upon stockholder approval of the 2023 Plan, with those grants to be effective on the date of approval of the 2023 Plan by our stockholders at the 2023 Annual Meeting. Accordingly, effective on June 1, 2023, awards of stock options and restricted stock units were made to our named executive officers, with vesting of those awards in three annual installments on March 8, 2024, March 8, 2025 and March 8, 2026, subject to the grantee’s continuous service through those vesting dates. Each such stock option was granted with an exercise price equal to the closing price of the Company’s common stock on June 1, 2023 and with a term of 10 years from March 8, 2023.

Special Stock Option Awards

On September 7, 2023, after considering the advice of Meridian and the importance of retaining and appropriately incentivizing key executive leadership over the next three years, the Compensation Committee and the Board approved special retention incentive grants of stock options to the named executive officers and certain other key employees pursuant to the 2023 Plan. To enhance retention incentives, these stock options will cliff-vest on the third anniversary of the grant date, subject generally to the employee’s continuous service through such vesting date. The exercise price for the shares underlying these stock options is equal to the closing price of a share on the grant date, and the expiration date for these stock options is no later than ten years from the grant date. The special stock option award to the Chief Executive Officer covers 170,000 shares, and the award to each of the other grantees covers 85,000 shares of our common stock.

SEIG Awards of Performance-Based Restricted Stock

Chief Executive Officer

On June 29, 2021, as recommended by the Compensation Committee, the Board granted to Mr. Young a SEIG Award of 461,616 shares of performance-based restricted stock, pursuant to a Performance-Based Restricted Stock Agreement by and between us and Mr. Young (the “CEO Performance Agreement”). As described above in the Compensation Discussion and Analysis under the heading “Cancellation of Unearned SEIG Awards”, the unearned portion of Mr. Young’s SEIG Award, consisting of 304,666 shares of restricted stock, was cancelled on March 6, 2024. The performance hurdle applicable to Mr. Young’s remaining 156,950 shares of restricted stock was achieved in December 2021, and those 156,950 earned shares of restricted stock remain outstanding and unvested, subject to Mr. Young’s continued service with the Company until June 29, 2024, as further described below. The following summary describes Mr. Young’s SEIG Award prior to its partial cancellation on March 6, 2024.

In order for a tranche of this award to vest, both time and performance vesting conditions were required to be satisfied. For the time vesting condition, a tranche will vest at the later of (i) three years from the grant date or (ii) one year from the date when an applicable performance hurdle is achieved, subject to a maximum five-year vesting period for shares with respect to which the performance hurdle has been achieved. With respect to the performance vesting condition, as noted in the table below, there are three tranches with different share price hurdles and a five-year total performance period. The hurdles reflect share prices of 2X, 3X, and 4X of the baseline price that was established at the time of the award, which was $21.663. If a share price hurdle is not met after five years, the applicable tranche is forfeited. The share price hurdle is met by reference to a 30-day volume weighted average price, or the VWAP, that is maintained for 60 days. In the event of a Change of Control Sale of the Company, as defined in the CEO Performance Agreement, the share price hurdle is valued based on the per share value received by our shareholders, with cash consideration valued at par, any publicly traded securities received as consideration valued at their 60-day VWAP as of the closing date of the Change of Control Sale of the Company, and any securities that are not publicly traded or for which a 60-day VWAP cannot be determined would be valued by the Board. Any of the tranches below could be earned at any point over the five-year period.

Tranche	Performance Shares Weight	Share Price Hurdle
Tranche 1	34%	$43.33
Tranche 2	33%	$64.99
Tranche 3	33%	$86.65

In the event of a Change of Control Sale of the Company, a portion, capped at 100%, of the next unearned tranche would be earned in proportion to the excess of the Change of Control Sale of the Company price above $21.663, and any unearned tranches would be forfeited. The calculation of the earned portion of the next unearned tranche would be based on the following formula:

●	The numerator would be the excess of the Change of Control Sale of the Company price over $21.663.

●	The denominator would be:

o	The difference between the Tranche 1 share price hurdle and $21.663, for Tranche 1

o	The difference between the Tranche 2 share price hurdle and $21.663, for Tranche 2

o	The difference between the Tranche 3 share price hurdle and $21.663, for Tranche 3

In the event of a Change of Control Sale of the Company, any earned shares would continue to be subject to the time-based vesting condition, provided, however, that if the successor company in the Change of Control Sale of the Company did not assume our obligations under the CEO Performance Agreement, all earned shares would become vested as of immediately prior to the closing of the Change of Control Sale of the Company.

In the event we terminate Mr. Young’s service as our employee, director, or consultant for Cause, as defined in Mr. Young’s employment agreement with us, as amended, or if the Board determines, within one year after Mr. Young is terminated, that either prior or subsequent to Mr. Young’s termination that he engaged in conduct that would constitute Cause, or if Mr. Young resigns without Good Reason, as defined in his employment agreement, all shares granted pursuant to this award that remain unvested will be forfeited to the Company immediately as of the time Mr. Young is notified that he has been terminated for Cause, that he engaged in conduct that would constitute Cause, or as of the effective time of Mr. Young’s resignation without Good Reason.

In the event we terminate Mr. Young without Cause or Mr. Young resigns for Good Reason, or in the event of Mr. Young’s death or disability, all earned shares for which the performance vesting condition has been met and which are subject to the continued time vesting condition will vest. Further, in the event we terminate Mr. Young without Cause or Mr. Young resigns for Good Reason, a pro rata fraction, capped at 100%, of the next unearned tranche will be earned and vest based on the following formula. Any other unearned tranches will be forfeited.

●	The numerator would be the excess of the 60-day VWAP of our common stock on a national securities exchange on the termination date over the starting price for that tranche.

●	The denominator would be:

o	The difference between the Tranche 1 share price hurdle and $21.663, for Tranche 1

o	The difference between the Tranche 2 share price hurdle and the Tranche 1 share price hurdle, for Tranche 2

o	The difference between the Tranche 3 share price hurdle and the Tranche 2 share price hurdle, for Tranche 3

Otherwise, in the event Mr. Young is no longer our employee, director, or consultant or an affiliate prior to the achievement of a performance goal listed above, or we do not achieve a performance goal by the fifth anniversary of the grant date, Mr. Young will immediately forfeit to us the number of shares granted that have not yet vested pursuant to the table above.

Non-CEO Named Executive Officers

On June 2, 2022, as recommended by the Compensation Committee, the Board granted to each of Messrs. Rodriguez, Whitaker and Landes and Ms. Johnson a SEIG Award of 53,590 shares of performance-based restricted stock, pursuant to a Performance-Based Restricted Stock Agreement by and between us and each of the executives (the “Executives’ Performance Agreements”). As described above in the Compensation Discussion and Analysis under the heading “Cancellation of Unearned SEIG Awards”, the SEIG Award of each of the named executive officers other than Mr. Young was cancelled in its entirety on March 6, 2024. The following summary describes the terms of each such SEIG Award prior to its cancellation on March 6, 2024.

In order for a tranche of this award to vest, both time and performance vesting conditions were required to be satisfied. For the time vesting condition, a tranche will vest at the later of (i) three years from the grant date or (ii) one year from the date when an applicable performance hurdle is achieved, subject to a maximum five-year vesting period for shares with respect to which the performance hurdle has been achieved. With respect to the performance vesting condition, as noted in the table below, there are three tranches with different share price hurdles and a five-year total performance period. If a share price hurdle is not met after five years, the applicable tranche is forfeited. The share price hurdle is met by reference to a 30-day volume weighted average price, or the VWAP, that is maintained for 60 days. In the event of a Change of Control Sale of the Company, as defined in the Executives’ Performance Agreements, the share price hurdle is valued based on the per share value received by our shareholders, with cash consideration valued at par, any publicly traded securities received as consideration valued at their 60-day VWAP as of the closing date of the Change of Control Sale of the Company, and any securities that are not publicly traded or for which a 60-day VWAP cannot be determined would be valued by the Board. Any of the tranches below could be earned at any point over the five-year period.

Tranche	Performance Shares Weight	Share Price Hurdle
Tranche 1	34%	$43.33
Tranche 2	33%	$64.99
Tranche 3	33%	$86.65

In the event of a Change of Control Sale of the Company, a portion, capped at 100%, of the next unearned tranche would be earned in proportion to the excess of the Change of Control Sale of the Company price above $18.66, and any unearned tranches would be forfeited. The calculation of the earned portion of the next unearned tranche would be based on the following formula:

●	The numerator would be the excess of the Change of Control Sale of the Company price over $18.66.

●	The denominator would be:

o	The difference between the Tranche 1 share price hurdle and $18.66, for Tranche 1

o	The difference between the Tranche 2 share price hurdle and $18.66, for Tranche 2

o	The difference between the Tranche 3 share price hurdle and $18.66, for Tranche 3

In the event of a Change of Control Sale of the Company, any earned shares would continue to be subject to the time-based vesting condition, provided, however, that if the successor company in the Change of Control Sale of the Company did not assume our obligations under the Executives’ Performance Agreements, all earned shares would become vested as of immediately prior to the closing of the Change of Control Sale of the Company.

In the event we terminate an executive’s service as our employee, director, or consultant for Cause, as defined in the executive’s employment agreement with us or if the Board determines, within one year after the executive is terminated, that either prior or subsequent to the executive’s termination that the executive engaged in conduct that would constitute Cause, or if the executive resigns without Good Reason, as defined in the executive’s employment agreement, all shares granted pursuant to this award that remain unvested will be forfeited to us immediately as of the time the executive is notified that the executive has been terminated for Cause, that the executive engaged in conduct that would constitute Cause, or as of the effective time of the executive’s resignation without Good Reason.

In the event we terminate an executive without Cause or an executive resigns for Good Reason, or in the event of an executive’s death or disability, all earned shares for which the performance vesting condition has been met and which are subject to the continued time vesting condition will vest. Further, in the event we terminate an executive without Cause or the executive resigns for Good Reason, a pro rata fraction, capped at 100%, of the next unearned tranche will be earned and vest based on the following formula. Any other unearned tranches will be forfeited.

●	The numerator would be the excess of the 60-day VWAP of the Company’s common stock on a national securities exchange on the termination date over the opening price for that tranche.

●	The denominator would be:

o	The difference between the Tranche 1 share price hurdle and $18.66, for Tranche 1

o	The difference between the Tranche 2 share price hurdle and the Tranche 1 share price hurdle, for Tranche 2

o	The difference between the Tranche 3 share price hurdle and the Tranche 2 share price hurdle, for Tranche 3

Otherwise, in the event an executive is no longer our employee, director, or consultant or an affiliate prior to the achievement of a performance goal listed above, or we do not achieve a performance goal by the fifth anniversary of the grant date, the executive will immediately forfeit to us the number of shares granted that have not yet vested pursuant to the table above.

Cash Bonus Plan

Upon the recommendation of our Compensation Committee, our Board initially approved our employee cash bonus plan in April 2012, and the plan has been amended and restated effective as of January 1, 2024. The plan is administered by the Compensation Committee. The plan provides that participants are eligible to receive a cash bonus over an annual performance period based on goals established by the administrator, which may include attaining revenue goals, an Adjusted EBITDA goal, an individual goal and/or such other performance goals as may be established by the administrator from time to time. The Compensation Committee determines the percentage of annual base salary as target bonus opportunity for each executive and the threshold achievement levels applicable to each goal. Following completion of the performance period, the administrator determines the level of performance achieved for each goal and approves the amount of the cash payments to be made.

2023 Bonus Plan and Payments

Upon the recommendation of our Compensation Committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2023 for the named executive officers. Each named executive officer’s 2023 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding certain performance metrics. For 2023, these performance metrics were revenue and Adjusted EBITDA. Calculation of the achievement of the Adjusted EBITDA target was made in a manner that excluded the impact of any costs incurred in 2023 associated with intellectual property enforcement litigation and certain other strategic activities, if so determined by our Board or Compensation Committee. For revenue and Adjusted EBITDA, the 2023 performance metrics specified a threshold value that must be achieved before any bonus amount was to be paid under that metric, a target value associated with a target bonus amount, and an incentive amount if the target value was exceeded. In addition, a component of the bonus, expressed as a percentage of the target bonus amount, was to be added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional performance goals, as determined by our Board or our Compensation Committee, or the 2023 MBO. The target bonus amounts for fiscal year 2023, expressed as a percentage of their year-end base salary, were 110% for Mr. Young and 55% for all other named executive officers. The maximum bonus that could have been earned was limited to 225% of the target bonus.

There were no mid-year adjustments to the revenue or Adjusted EBITDA financial performance objectives established by the Compensation Committee for 2023 under the corporate bonus plan. The strategic objectives originally established by the Compensation Committee under the MBO Component of the corporate bonus plan reflected Company strategy at the beginning of fiscal 2023. In May 2023, the Company announced a major strategic pivot to right-timing the construction of Plant II, and in August, 2023, the Compensation Committee approved adjustments to the strategic objectives under the MBO Component of the corporate bonus plan to reflect this major mid-year change in corporate strategy. As a result of achieving and exceeding the 2023 performance thresholds, our Compensation Committee recommended and our Board approved, as necessary, bonus payments for fiscal year 2023 under our cash bonus plan to Messrs., Young, Rodriguez, Whitaker and Landes and Ms. Johnson of $1,331,725, $517,000, $517,000, $517,000 and $581,625, respectively.

2022 Bonus Plan and Payments

Upon the recommendation of our Compensation Committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2022 for the named executive officers. Each named executive officer’s 2022 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding certain performance metrics. For 2022, these performance metrics were revenue and Adjusted EBITDA. Calculation of the achievement of the Adjusted EBITDA target was made in a manner that excluded the impact of any costs incurred in 2022 associated with intellectual property enforcement litigation and certain other strategic activities, if so determined by our Board or Compensation Committee. In 2022, the Board approved management’s proposed revisions to the annual operating plan mid-year, based on material changes in business circumstances and in the demand profile for our output. Accordingly, the 2022 cash bonus plan goals for revenue and Adjusted EBITDA performance were also revised, and bonus payouts were determined based on actual performance relative to the revised goals. For revenue and Adjusted EBITDA, the 2022 performance metrics specified a threshold value that must be achieved before any bonus amount was to be paid under that metric, a target value associated with a target bonus amount, and an incentive amount if the target value was exceeded. In addition, a component of the bonus, expressed as a percentage of the target bonus amount, was to be added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional performance goals, as determined by our Board or our Compensation Committee, or the 2022 MBO. The target bonus amounts for fiscal year 2022 for Messrs. Young, Rodriguez, Whitaker and Landes expressed as a percentage of their year-end base salary, were 110%, 50%, 55%, 55% and 55%, respectively. The maximum bonus that could have been earned was limited to 225% of the target bonus. As a result of achieving and exceeding the 2022 performance thresholds, our Compensation Committee recommended and our Board approved, as necessary, bonus payments for fiscal year 2022 under our cash bonus plan to Messrs. Young, Rodriguez, Whitaker and Landes of $804,011, $249,246, $313,338 and $313,338, respectively.

2021 Bonus Plan and Payments

Upon the recommendation of our Compensation Committee, our Board approved the target bonus amounts and goals under the bonus plan for fiscal year 2021 for Mr. Young on February 24, 2021. Our Compensation Committee approved the target bonus amounts and goals under the bonus plan for fiscal year 2021 for Messrs. Whitaker and Landes on February 23, 2021. Each named executive officer’s 2021 bonus award amount, calculated as a percentage of year-end base salary, was based on achieving and exceeding certain performance metrics. For 2021, these performance metrics were annual revenue and Adjusted EBITDA. Calculation of the achievement of the Adjusted EBITDA target was made in a manner that excluded the impact of any costs incurred in 2021 associated with intellectual property enforcement litigation and certain other strategic activities, if so determined by our Board or Compensation Committee. For revenue and Adjusted EBITDA, the 2021 performance metrics specify a threshold value, or the Target, that must be achieved before any bonus amount will be paid under that metric, a target value associated with a target bonus amount, and an incentive amount if the target value is exceeded. In addition, a component of the bonus, expressed as a percentage of the target bonus amount, could be added to or deducted from otherwise earned bonus based upon the relative achievement, or lack thereof, of certain additional performance goals, as determined by our Board or our Compensation Committee. The Company did not fully achieve the Target required for a 100% target bonus payout. Based on the achievement formula, the executives were entitled to 70% of their target bonus. The Compensation Committee reserves the right to pay discretionary bonuses for fiscal year 2021 to account for unanticipated, unusual or extraordinary circumstances or performance. On February 23, 2022, the Compensation Committee, and with respect to the Chief Executive Officer, the Board awarded bonus payments to the named executive officers as well as an additional discretionary amount, such that each named executive officer received the same total bonus amount as he or she would have received had 100% of the Target been achieved. The Compensation Committee and the Board made this decision to award the additional discretionary amounts after thorough analysis and discussion of the Company’s fiscal 2021 financial performance, the reasons why the Target was not achieved including but not limited to, the Company’s decision, in consultation with the Board, to allocate resources strategically to the emerging EV thermal barrier business that is expected to benefit the Company’s performance in the future, as well as COVID-19 related disruptions and supply chain disruptions, and a recognition of the level of performance throughout the year. When establishing the Target for 2021, the Compensation Committee did not anticipate the additional expenditure and resources that would be allocated to the EV thermal barrier business or the COVID-related disruptions to its business. In light of these circumstances and the Compensation Committee’s and the Board’s assessments of the Company’s opportunity that was created in the EV market, the Compensation Committee and the Board believed it was appropriate to pay the additional discretionary bonuses to reward and incentivize management. The Compensation Committee and the Board believed that doing so was also consistent with the policy of aligning the interests of the Company’s employees with the interests of its stockholders. Based on the 2021 performance, Messrs. Young, Whitaker and Landes received bonus payments of $617,485, $242,000 and $242,000, respectively, which included discretionary bonus payments of $169,950, $66,000 and $66,000, respectively.

2023 Fiscal Year Grants of Plan-Based Awards

The following table sets forth information relating to the grant of plan-based incentive awards to our named executive officers in 2023.

		Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units	Underlying Options	Awards ($/Sh)(2)	Awards ($)(3)
Donald R. Young	N/A				$-	$623,150	$1,331,275
	6/1/2023								168,843	$6.81	$749,996
	6/1/2023							36,710			$249,995
	9/7/2023								170,000	$6.51	$746,430
Ricardo C. Rodriguez	N/A				$-	$242,000	$517,000
	6/1/2023								75,979	$6.81	$337,497
	6/1/2023							16,519			$112,494
	9/7/2023								85,000	$6.51	$373,215
Virginia H. Johnson	N/A				$-	$272,250	$581,625
	6/1/2023								75,979	$6.81	$337,497
	6/1/2023							16,519			$112,494
	9/7/2023								85,000	$6.51	$373,215
Corby C. Whitaker	N/A				$-	$242,000	$517,000
	6/1/2023								75,979	$6.81	$337,497
	6/1/2023							16,519			$112,494
	9/7/2023								85,000	$6.51	$373,215
Gregg R. Landes	N/A				$-	$242,000	$517,000
	6/1/2023								75,979	$6.81	$337,497
	6/1/2023							16,519			$112,494
	9/7/2023								85,000	$6.51	$373,215

(1)	The amounts represent the threshold, target, and maximum estimated payout opportunities for awards granted under our cash bonus plan for 2023. The actual value of the bonuses paid to our NEOs for the 2023 fiscal year can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2023 fiscal year cash bonus, please see the section above entitled “Narrative Disclosure to Summary Compensation Table—2023 Bonus Plan and Payments”.

(2)	The exercise price is equal to the fair market value of our common stock, which is the closing price per share of our common stock as reported by the New York Stock Exchange on the grant date.

(3)	These amounts represent the aggregate grant date fair value for option awards and RSU awards granted to our named executive officers, computed in accordance with ASC 718. See Note 15 to our audited financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for the year ended December 31, 2023 for details as to the assumptions used to calculate the fair value of the option awards. The grant date fair value of each time-based RSU award is measured based on the closing price of our common stock on the date of grant.

Outstanding Equity Awards at 2023 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Donald R. Young	–		170,000	(16)	$6.51	9/7/2033
	–		168,843	(15)	$6.81	3/8/2033
	16,598	(12)	33,197	(12)	$26.29	2/23/2032
	26,783	(10)	13,392	(10)	$24.13	2/24/2031
	135,077	(8)	–		$8.02	2/26/2030
	198,478	(7)	–		$3.63	2/27/2029
	158,206	(6)	–		$4.60	2/29/2028
	323,348	(4)	–		$6.40	12/11/2025
	108,105	(3)	–		$7.54	3/11/2025
	259,671	(2)	–		$10.78	9/10/2024
							36,710	(22)	$579,284
							6,339	(19)	$100,029
							2,435	(17)	$38,424

										461,616	(24,25)	$7,284,300
Ricardo C. Rodriguez	–		85,000	(16)	$6.51	9/7/2033
	–		75,979	(15)	$6.81	3/8/2033
	2,587	(13)	5,175	(13)	$29.51	2/25/2032
	4,564	(12)	9,129	(12)	$26.29	2/23/2032
	4,024	(11)	2,012	(11)	$60.48	11/15/2031
							16,519	(22)	$260,670
							988	(20)	$15,591
							1,743	(19)	$27,505
							379	(18)	$5,981
										53,590	(25)	$845,650
Virginia H. Johnson	–		85,000	(16)	$6.51	9/7/2033
	–		75,979	(15)	$6.81	3/8/2033
	9,976	(14)	19,951	(14)	$18.89	6/2/2032
							16,519	(22)	$260,670
							3,970	(21)	$62,647	53,590	(25)	$845,650
Corby C. Whitaker	–		85,000	(16)	$6.51	9/7/2033
	–		75,979	(15)	$6.81	3/8/2033
	7,469	(12)	14,939	(12)	$26.29	2/23/2032
	10,447	(10)	5,224	(10)	$24.13	2/24/2031
	9,965	(9)	–		$16.05	12/15/2030
	47,899	(8)	–		$8.02	2/26/2030
	55,159	(7)	–		$3.63	2/27/2029
							16,519	(22)	$260,670
							2,853	(19)	$45,020
							950	(17)	$14,991
										53,590	(25)	$845,650
Gregg R. Landes	–		85,000	(16)	$6.51	9/7/2033
	–		75,979	(15)	$6.81	3/8/2033
	7,469	(12)	14,939	(12)	$26.29	2/23/2032
	10,447	(10)	5,224	(10)	$24.13	2/24/2031
	7,793	(9)	–		$16.05	12/15/2030
	47,899	(8)	–		$8.02	2/26/2030
	63,773	(7)	–		$3.63	2/27/2029
	51,613	(6)	–		$4.60	2/29/2028
	18,971	(5)	–		$6.04	11/2/2026
							16,519	(22)	$260,670
							2,853	(19)	$45,020
							950	(17)	$14,991
										53,590	(25)	$845,650

(1)	The market values of RSUs and restricted stock are determined by multiplying the number of shares by $15.78, the closing price of our common stock on the NYSE on December 29, 2023.

(2)	These options to purchase shares of our common stock were granted on September 10, 2014 and vested as to 25% of the shares on each anniversary of the grant date until September 10, 2018.

(3)	These options to purchase shares of our common stock were granted on March 11, 2015 and vested as to one-third of the shares on each anniversary of the grant date until March 11, 2018.

(4)	These options to purchase shares of our common stock were granted on December 11, 2015. 84,745 of the shares became exercisable on December 11, 2018. 122,324 of the shares became exercisable on December 11, 2020. 116,279 of the shares became exercisable on December 18, 2020.

(5)	These options to purchase shares of our common stock were granted on November 2, 2016 and vested as to one-third of the shares on each anniversary of the grant date until November 2, 2019.

(6)	These options to purchase shares of our common stock were granted on February 28, 2018 and vested as to one-third of the shares on each anniversary of the grant date until February 28, 2021.

(7)	These options to purchase shares of our common stock were granted on February 27, 2019 and vest as to one-third of the shares on each anniversary of the grant date until February 27, 2022.

(8)	These options to purchase shares of our common stock were granted on February 26, 2020 and vest as to one-third of the shares on each anniversary of the grant date until February 26, 2023.

(9)	These options to purchase shares of our common stock were granted on December 15, 2020 and vest as to one-third of the shares on each anniversary of the grant date until December 15, 2023.

(10)	These options to purchase shares of our common stock were granted on February 24, 2021 and vest as to one-third of the shares on each anniversary of the grant date until February 24, 2024.

(11)	These options to purchase shares of our common stock were granted on November 15, 2021 and vest as to one-third of the shares on each anniversary of the grant date until November 15, 2024.

(12)	These options to purchase shares of our common stock were granted on February 23, 2022 and vest as to one-third of the shares on each anniversary of the grant date until November 2, 2025.

(13)	These options to purchase shares of our common stock were granted on February 25, 2022 and vest as to one-third of the shares on each anniversary of the grant date until February 25, 2025.

(14)	These options to purchase shares of our common stock were granted on June 2, 2022 and vest as to one-third of the shares on each anniversary of the grant date until June 2, 2025.

(15)	These options to purchase shares of our common stock were granted on June 1, 2023 and vest as to one-third of the shares on each anniversary of March 8 until March 8, 2026.

(16)	These options to purchase shares of our common stock were granted on September 7, 2023 and all shares vest as of September 7, 2026.

(17)	Represents awards of RSUs granted on February 24, 2021, which vest as to one-third of the shares on each anniversary of the grant date until February 24, 2024.

(18)	Represents awards of RSUs granted on November 15, 2021, which vest as to one-third of the shares on each anniversary of the grant date until November 15, 2024.

(19)	Represents awards of RSUs granted on February 23, 2022, which vest as to one-third of the shares on each anniversary of the grant date until February 23, 2025.

(20)	Represents awards of RSUs granted on February 25, 2022, which vest as to one-third of the shares on each anniversary of the grant date until February 25, 2025.

(21)	Represents awards of RSUs granted on June 2, 2022, which vest as to one-third of the shares on each anniversary of the grant date until June 2, 2025.

(22)	Represents awards of RSUs granted on June 1, 2023, which vest as to one-third each anniversary of March 8 until March 8, 2026.

(23)	Represents the portion of Mr. Young’s June 29, 2021 SEIG Award of restricted common stock that was earned based upon the achievement of the applicable financial performance hurdle in December 2021 and which will vest based upon Mr. Young’s continued service until June 29, 2024. For more information, see the discussion above under the sections “Compensation Discussion and Analysis—Cancellation of Unearned SEIG Awards” and “Narrative Disclosure to Summary Compensation Table—SEIG Awards of Performance-Based Restricted Stock—Chief Executive Officer”.

(24)	Represents the portion of Mr. Young’s June 29, 2021 SEIG Award of restricted common stock that was not earned based upon the achievement of the applicable financial performance hurdles and which was cancelled and ceased to be outstanding on March 6, 2024. For more information, see the discussion above under the sections “Compensation Discussion and Analysis—Cancellation of Unearned SEIG Awards” and “Narrative Disclosure to Summary Compensation Table—SEIG Awards of Performance-Based Restricted Stock—Chief Executive Officer”.

(25)	Represents a June 2, 2022 SEIG Award of restricted common stock that was not earned based upon the achievement of the applicable financial performance hurdles and which was cancelled and ceased to be outstanding on March 6, 2024. For more information, see the discussion above under the sections “Compensation Discussion and Analysis—Cancellation of Unearned SEIG Awards” and “Narrative Disclosure to Summary Compensation Table—SEIG Awards of Performance-Based Restricted Stock—Non-CEO Named Executive Officers”.

2023 Option Exercises and Stock Vested Table

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, for our named executive officers in the year ended December 31, 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald R. Young	–	$–	12,929	$142,745
Ricardo C. Rodriguez	–	$–	1,744	$19,193
Virginia H. Johnson	–	$–	1,985	$14,371
Corby C. Whitaker	–	$–	4,973	$54,982
Gregg R. Landes	–	$–	4,973	$54,982

(1)	The value realized on vesting is calculated by multiplying the number of vested shares by the closing price of our common stock on the New York Stock Exchange on the applicable vesting date.

Severance and Retirement Benefits

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

We have agreed to provide severance and change of control payments and benefits to our named executive officers under specified circumstances, as described below.

Donald R. Young—Chief Executive Officer

Pursuant to the terms of the 2022 CEO Agreement, Mr. Young is entitled to the following compensation in connection with a termination of his employment. Upon termination by the Company without cause or by Mr. Young for good reason (a “Qualifying Termination”) prior to a change of control, Mr. Young is entitled to receive, following execution of a release, an amount equal to two times the sum of his annual base salary and the performance bonus target, each as then in effect. He is also entitled to a pro rata portion of the performance bonus target then in effect based on the number of months worked in the year of termination, any accrued but unpaid performance bonus target for the prior fiscal year, payment of the cost of health care insurance benefits for the lesser of the duration of such coverage under COBRA or 24 months, six months of outplacement services, and accelerated vesting by three months of his stock-based awards and option grants then outstanding, which options shall remain exercisable for at least one year following such Qualifying Termination.

Upon a Qualifying Termination that occurs within 24 months after the occurrence of a change of control (a “CIC Qualifying Termination”), following execution of a release, Mr. Young will be entitled to severance in an amount equal to two times the sum of his annual base salary and the performance bonus target, each as then in effect. Furthermore, Mr. Young will be entitled to a pro rata portion of the performance bonus target based on the number of months worked in the year of termination, any accrued but unpaid performance bonus target for the prior fiscal year, payment of the cost of health care insurance benefits for the lesser of the duration of such coverage under COBRA or 24 months, six months of outplacement services, and complete accelerated vesting of substantially all of Mr. Young’s stock-based awards and option grants then outstanding, which stock options shall be exercisable for at least one year following such CIC Qualifying Termination. To the extent any outstanding options or stock-based awards are not assumed by the Company’s successor in a change of control, all stock options and stock-based awards shall become fully vested and exercisable as of the change of control. The foregoing does not apply to the Mr. Young’s SEIG Award, which described above under –SEIG Awards of Performance-Based Restricted Stock—Chief Executive Officer.

The terms “cause,” “good reason” and “change of control” in our executive agreement with Mr. Young are as follows:

“Cause” is defined under the 2022 CEO Agreement as (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, failure to perform assigned duties, or breach of an employment or other agreement with the Company, which results in direct or indirect loss, damage or injury to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; (v) conduct substantially prejudicial to the business of the Company; or (vi) the indictment of the Executive for any felony involving deceit, dishonesty or fraud, or any criminal conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company. For purposes hereof, whether or not the Executive has committed an act or omission of the type referred to in subparagraphs (i) through (vi) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time.

“Good Reason” is defined under the 2022 CEO Agreement as (i) any material breach by the Company of the executive agreement; (ii) a change in the executive’s reporting relationships such that the executive no longer directly reports to the President or Chief Executive Officer; (iii) only in connection with a CIC Qualifying Termination, a material reduction or material adverse change in the executive’s current duties, responsibilities and authority, without their consent; (iv) the demand by the Company for the executive to relocate or commute more than 40 miles from Northborough, Massachusetts without their consent; or (v) any reduction by the Company in the executive’s base salary or the executive’s performance bonus target without their consent, except for across-the-board compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company. For purposes of this paragraph, whether or not the executive has good reason to terminate their employment by the Company pursuant to subparagraphs (i) through (v) above will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Board at the relevant time. Any termination for Good Reason by the executive requires the executive to notify the Company within 60 days of the first occurrence of a condition, allow the Company to cure such condition within 30 days of the notice and the executive to terminate the employment within 60 days of the cure period.

“Change of Control” is defined under the 2022 CEO Agreement as the first to occur of any of the following events: (i) the consummation of a reorganization, merger, consolidation or other similar transaction of the Company with or into any other person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in which holders of the Company’s voting securities immediately prior to such reorganization, merger, consolidation or other similar transaction will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (iii) the acquisition by any person or any group of such quantity of the Company’s voting securities as causes such person or group (other than a person or group who is a shareholder of the Company on the effective date of the executive agreement) to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting securities of the Company other than as a result of (a) an acquisition of securities directly from the Company or (b) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group to 50% or more of the combined voting power of such voting securities; or (iv) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not continuing directors. As used in this paragraph, the term “continuing directors” shall mean as of any date of determination, any member of the Board who (a) was a member of the Board immediately after the effective date of the executive agreement, or (b) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the continuing directors who were members of the Board at the time of that nomination or election; provided however, that in no case shall (1) the public offering and sale of Company’s common stock by its shareholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

Other Named Executive Officers

Pursuant to the terms of the Executive Agreements with Messrs. Rodriguez, Whitaker and Landes and Ms. Johnson, upon a Qualifying Termination (that is, a termination by the Company not for cause or termination by the executive for good reason) prior to a change of control, the executive is entitled to receive upon execution of a release, severance in an amount equal to the sum of the executive’s annual base salary then in effect plus the executive’s performance bonus target then in effect, a pro rata portion of the executive’s annual performance bonus based on the number of months worked in the year of termination, any accrued but unpaid performance bonus for the prior fiscal year, continued health insurance coverage for the lesser of the duration of such coverage under COBRA or 12 months, six months of outplacement services, and vesting of any outstanding options or stock-based awards will be accelerated by 12 months and any vested stock options will be exercisable for one year from the date of termination.

For any CIC Qualifying Termination (that is, a Qualifying Termination within 24 months after a change of control), the executive is entitled to receive, following execution of a release, severance in an amount equal to two times the executive’s annual base salary and the executive’s performance bonus target then in effect, a pro rata portion of the executive’s annual performance bonus based on the number of months worked in the year of termination, any accrued but unpaid performance bonus for the prior fiscal year, continued health insurance coverage for the lesser of the duration of such coverage under COBRA or 24 months, and six months of outplacement services. For such CIC Qualifying Termination, any outstanding options or stock-based awards will become fully vested and exercisable as of the date of termination and, subject to any permitted action by the Company’s Board upon a change of control under the Company’s applicable equity plan to terminate the stock options or other stock-based awards upon a change of control, any such vested stock option shall be exercisable for not less than one year from the date of termination.

“Cause” is defined under the Executive Agreements as (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, failure to perform assigned duties, or material breach of an employment or other agreement with the Company, which results in material harm to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; (v) the indictment of the Executive for any felony involving deceit, dishonesty or fraud, or any criminal conduct by the executive that would reasonably be expected to result in material injury or reputational harm to the Company; or, with respect to Ms. Johnson (vi) conduct substantially prejudicial to the business of the Company. For purposes hereof, whether or not the executive has committed an act or omission of the type referred to in subparagraphs (i) through (vi) above, as applicable, will be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Company at the relevant time.

“Good Reason” is defined under the Executive Agreements as (i) any material breach by the Company of the agreement; (ii) a change in the executive’s reporting relationships such that the executive no longer directly reports to the President and Chief Executive Officer; (iii) a material reduction or material adverse change in the executive’s current duties, responsibilities and authority, without the executive’s consent; (iv) the demand by the Company for the executive to relocate executive’s primary office location from Northborough, Massachusetts, provided (1) such relocation increases the executive’s regular vehicular one-way in-office commute to such new location by more than forty (40) miles, and (2) the Company does not offer the executive a remote working arrangement as part of the office relocation, without the executive’s consent; or (v) any reduction by the Company in the executive’s base salary or the executive’s performance bonus target without the executive’s consent, except for across-the-board compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company. For purposes hereof, whether or not the executive has Good Reason to terminate the executive’s employment by the Company pursuant to subparagraphs (i) through (v) above shall be determined by the Company in its reasonable, good faith discretion, based upon the facts known to the Board at the relevant time. Any termination for Good Reason by the executive requires the executive to notify the Company within 60 days of the first occurrence of a condition, allow the Company to cure such condition within 30 days of the notice and the executive to terminate the employment within 60 days of the cure period.

“Change of Control” is defined under the Executive Agreements as the first to occur of any of the following events: (i) the consummation of a reorganization, merger, consolidation or other similar transaction of the Company with or into any other person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in which holders of the Company’s voting securities immediately prior to such reorganization, merger, consolidation or other similar transaction shall not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (iii) the acquisition by any person or any group of such quantity of the Company’s voting securities as causes such person or group (other than a person or group who is a shareholder of the Company on the effective date of the executive agreement) to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than fifty percent (50%) of the combined voting power of the voting securities of the Company other than as a result of (a) an acquisition of securities directly from the Company or (b) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group to fifty percent (50%) or more of the combined voting power of such voting securities; or (iv) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not continuing directors. As used in this paragraph, the term “continuing directors” shall mean as of any date of determination, any member of the Board who (a) was a member of the Board immediately after the effective date of the executive agreement, or (b) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the continuing directors who were members of the Board at the time of that nomination or election; provided however, that in no case shall any of the following constitute a change of control: (1) the public offering and sale of Company’s common stock by its shareholders pursuant to a registered secondary offering, (2) the voluntary or involuntary bankruptcy of the Company, or, with respect to Messrs. Rodriguez, Whitaker and Landes (3) any transaction or series of transactions that would not qualify as a change in control event within the meaning of Section 409A of the Code. The foregoing does not apply to the executives’ SEIG Awards, which are described above under – SEIG Awards of Performance-Based Restricted Stock—Non-CEO Named Executive Officers.

The following tables set forth estimates of the payments and benefits each named executive officer would have been entitled to receive from us upon a termination of employment under the circumstances described in each table assuming that a qualifying termination and/or a change of control had occurred December 31, 2023. In accordance with SEC rules, the potential payments were determined under the terms of our contracts, agreements, plans and arrangements as in effect on December 31, 2023. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

Estimated Benefits in the Event of a Qualifying Termination Without Cause and Absent a Change of Control:

Name	Cash Severance ($)(1)	Acceleration of Unvested Options and RSUs ($)(2)	Continuation of Benefits and Outplacement ($)	Total ($)
Donald R. Young	$3,647,190	$786,374	$57,909	$4,491,473
Ricardo C. Rodriguez	$1,180,069	$341,595	$20,000	$1,541,665
Virginia H. Johnson	$1,310,794	$345,390	$20,000	$1,676,184
Corby C. Whitaker	$1,185,779	$351,568	$38,954	$1,576,301
Gregg Landes	$1,178,933	$351,568	$42,523	$1,573,024

(1)	For Mr. Young, the value reported for cash severance includes two times the sum of his annual base salary and his annual bonus target, as well the annual bonus earned for 2023 based on actual performance for the fiscal year, which otherwise would be forfeited on termination prior to the bonus payment date in 2024. For the other Named Executive Officers, the values reported include the sum of the executive’s annual base salary and annual bonus target, as well the annual bonus earned for 2023 based on actual performance for the fiscal year, which otherwise would be forfeited on termination prior to the bonus payment date in 2024.

(2)	The values reported for accelerated vesting of restricted stock units and the portion of Mr. Young’s SEIG Award for which the applicable performance hurdles were achieved are based on the closing price of our common stock on December 29, 2023, and the values reported for accelerated vesting of stock options are based on the excess (if any) of such price over the exercise price of the applicable stock options. No amounts are reported for any SEIG Awards for which the applicable performance hurdles were not achieved based on the closing price of our common stock on December 29, 2023.

Estimated Benefits in the Event of a Qualifying Termination Without Cause or for Good Reason Within 12 Months Following a Change of Control:

Name	Cash Severance ($)(1)	Acceleration of Unvested Options and RSUs ($)(2)	Continuation of Benefits and Outplacement ($)	Total ($)
Donald R. Young	$3,647,190	$3,808,159	$57,909	$7,513,258
Ricardo C. Rodriguez	$1,822,069	$1,779,227	$20,000	$3,621,296
Virginia H. Johnson	$2,033,044	$1,792,798	$20,000	$3,845,842
Corby C. Whitaker	$1,827,779	$1,790,163	$57,909	$3,675,850
Gregg Landes	$1,820,933	$1,790,163	$65,045	$3,676,141

(1)	The values reported for cash severance include two times the sum of each Named Executive Officer’s annual base salary and annual bonus target, as well the annual bonus earned for 2023 based on actual performance for the fiscal year, which otherwise would be forfeited on termination prior to the bonus payment date in 2024.

(2)	The values reported for accelerated vesting of restricted stock units and the portion of Mr. Young’s SEIG Award for which the applicable performance hurdles were achieved are based on the closing price of our common stock on December 29, 2023, and the values reported for accelerated vesting of stock options are based on the excess (if any) of such price over the exercise price of the applicable stock options. No amounts are reported for any SEIG Awards for which the applicable performance hurdles were not achieved based on the closing price of our common stock on December 29, 2023.

CEO Pay Ratio

For 2023, the median annual total compensation of all employees other than our Chief Executive Officer was $90,400. The annual total compensation of our Chief Executive Officer was $3,626,031, and the ratio of our Chief Executive Officer’s compensation to the median employee was 40 to 1. The Pay Ratio disclosed is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted under Item 402(u) of Regulation S-K, for 2023, we used the same median employee who was identified in 2022 as our median employee, because we determined that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Accordingly, our median employee was identified as of December 31, 2022, using our U.S. workforce on that date of 513 total full-time, part-time, and temporary employees (including employees on leave and excluding the Chief Executive Officer) working at the Company together with the Company’s consolidated subsidiaries.

Of those individuals, 506 were located in the United States and U.S. territories, and seven were located in four other countries around the world. The scale of our operations in these other countries is smaller, and in aggregate we employed less than 5% of our total workforce in these countries as of December 31, 2022, primarily as sales staff. We excluded those seven employees, amounting to 1.4% of our workforce as of December 31, 2022, from the identification of the “median employee”, as permitted by SEC rules.

We identified our median employee based on the W-2 taxable wages paid during the 12-month period ended December 31, 2022. In making this determination, we did not annualize the compensation of employees who were hired in 2022 but did not work for us or our consolidated subsidiaries for the entire 12-month period. We calculated 2023 total compensation for the median employee and the Chief Executive Officer based on the proxy rules for determining the annual total compensation of our named executive officers.

PAY VERSUS PERFORMANCE

As discussed in the Compensation Discussion and Analysis section above, the Compensation Committee of the Board has implemented an executive compensation program designed to link a substantial part of each executive’s realized compensation to the achievement of the Company’s financial and operating objectives as well as to align executives’ pay with changes in the value of shareholder investments. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding the compensation of our named executive officers and the Company’s performance. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and the pay of our named executive officers.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Don Young	Compensation Actually Paid to Don Young(1)(2)	Average Summary Compensation Total for Other Named Executives(3)	Average Compensation Actually Paid to Other Named Executive Officers(1)(3)	ASPN Cumulative Total Shareholder Return (“TSR”)	S&P 1500 Specialty Chemicals Index Cumulative TSR	Net Income ($ thousands)	Adjusted EBITDA
2023	$3,626,031	$7,802,535	$1,791,263	$3,414,594	$(5)	$5	$(45,811)	$(22,931)
2022	$2,378,906	$(20,840,392)	$1,406,497	$(606,470)	$52	$7	$(82,738)	$(60,638)
2021	$8,367,611	$30,297,488	$790,094	$4,252,939	$542	$45	$(37,094)	$(25,938)
2020	$2,298,852	$5,328,933	$624,828	$1,895,890	$115	$15	$(21,809)	$(6,367)

(1)	For each year, “Compensation Actually Paid” reflects the Summary Compensation Total (“SCT”) for the relevant named executive officer(s) less the values included in the “Stock Awards” and “Option Awards” columns and adding to this:

●	The fair value at the end of the year of equity compensation granted during the year;

●	The change in fair value as of the vesting date, measured from the prior year-end, of any equity awards granted in prior years that vested during the year (whether positive or negative); and

●	The change in fair value at year-end, measured from the prior year-end, of any equity awards granted in prior years that remained unvested as of the end of the year (whether positive or negative)

As a result, “Compensation Actually Paid” does not reflect the value that was or may actually be realized by the named executive officers.

In calculating the year-over-year change in the value of unvested option awards as well as the change in value to mid-year vesting dates, the options’ Black-Scholes values were calculated at each measurement date using the following inputs:

●	Fair value: based on the closing share price on the measurement date.

●	Expected life: for in-the-money options, the time elapsed since the grant date was deducted from the original expected life assumption. For out-of-the-money options, the expected life was adjusted upward in proportion to the degree to which the options were out-of-the-money relative to their exercise price.

●	Stock price volatility: based on historical volatility for a trailing term to match the updated expected life assumption as of each measurement date.

●	Risk-free rate: based on an interpolated rate for a U.S. Treasury security with a term to match the updated expected life assumption as of each measurement date.

●	Dividend yield: based on the most recent quarterly dividend, annualized, as of each measurement date. The Company does not intend to pay cash dividends on our common stock in the foreseeable future, nor have we paid dividends on our common stock in the past.

(2)	The amounts deducted and added in calculating the “Compensation Actually Paid” for Mr. Young for the most recently completed fiscal year are as follows:

2023
Reported SCT Total Compensation	3,626,031
Equity Award Values Reported in the SCT	(1,746,421)
Year End Fair Value of Equity Awards Granted in the Year	4,871,782
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	1,102,042
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(50,899)
Fair Value of Equity Compensation Forfeited in Current Fiscal Year Determined at End of Prior Fiscal Year	—
Pension Values Reported in the SCT	—
Pension Service Cost Attributable to Year	—
Compensation Actually Paid	7,802,535

(3)	For 2023, other named executive officers include Ricardo C. Rodriguez, Virginia H. Johnson, Corby C. Whitaker and Gregg R. Landes. For 2022, other named executive officers include John F. Fairbanks, Gregg R. Landes, Ricardo C. Rodriguez, Keith L. Schilling, and Corby C. Whitaker. For 2021, other named executive officers include Kelley Conte, John F. Fairbanks, Gregg R. Landes, and Corby C. Whitaker. For 2020, other named executive officers include Kelley Conte, John F. Fairbanks, Gregg R. Landes, and Corby C. Whitaker.

The amounts deducted and added in calculating the average “Compensation Actually Paid” for these named executive officers for the most recently completed fiscal year are as follows:

2023
Average Reported SCT Total Compensation	1,791,263
Average Equity Award Values Reported in the SCT	(823,206)
Average Year End Fair Value of Equity Awards Granted in the Year	2,300,479
Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	152,122
Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(6,064)
Average Fair Value of Equity Compensation Forfeited in Current Fiscal Year Determined at End of Prior Fiscal Year	—
Average Pension Values Reported in the SCT	—
Average Pension Service Cost Attributable to Year	—
Average Compensation Actually Paid	3,414,594

(4)	Adjusted EBITDA is net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, from time to time, which we do not believe are indicative of our core operating performance, which items are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the applicable fiscal year.

As illustrated in the table above and the charts below, the “Compensation Actually Paid” (calculated as required under SEC rules) for our named executive officers over the past four fiscal years has directionally aligned with our TSR as well as net income and Adjusted EBITDA over this same period.

Along with Compensation Actually Paid, the chart below outlines our one-year, two-year, three-year and four-year TSR as compared to the one-year, two-year, three-year and four-year TSR of the S&P 1500 Specialty Chemicals Index. In each case, TSR is measured starting from December 31, 2019:

The chart below outlines Compensation Actually Paid and the Company’s net income.

The chart below outlines Compensation Actually Paid and the Company’s Adjusted EBITDA.

The Company’s Compensation Actually Paid is impacted by the Company’s TSR in that a significant portion of the compensation of our named executive officers is granted in the form of equity-based compensation awards that increase or decrease in value based on changes in our stock price.

In addition, the Company’s annual bonus payouts are determined based primarily on Adjusted EBITDA performance.

The Company’s incentive compensation is not currently determined based on TSR performance relative to a peer group or market index, or based on net income.

The Compensation Committee of the Board carefully monitors and selects the performance metrics used under the Company’s executive compensation programs each year. Set forth below are those metrics that the Company believes represent the most important financial performance measures used to link compensation actually paid to our named executive officers to Company performance for 2023.

Performance Measure	Description; Link to Company Performance
Adjusted EBITDA	Various measures of EBITDA are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired.

Revenue	In addition to Adjusted EBITDA, revenue is a key driver investors use in the evaluation of our Company’s performance. It is frequently compared to Company projections and examined in relation to annual guidance in order to determine how well the Company is performing relative to expectations.

Share Price	Share price directly impacts the value of compensation as equity awards are derivatives linked to the share price.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2023, to each of our non-employee directors that served in such capacity during 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Options ($)(1)	Total ($)
Rebecca B. Blalock	$62,500	$50,993	$33,998	$147,491
Kathleen M. Kool	$54,292	$50,993	$33,998	$139,283
Steven R. Mitchell	$50,000	$50,993	$33,998	$134,991
Mark L. Noetzel	$67,750	$50,993	$33,998	$152,741
William P. Noglows	$98,000	$50,993	$33,998	$182,991
Richard F. Reilly(2)	$40,000	$—	$—	$40,000
James E. Sweetnam	$57,500	$50,993	$33,998	$142,491

(1)	These amounts represent the aggregate grant date fair value of options granted to each director during the fiscal year ended December 31, 2023, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 15 to our financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2023. Such options vest over a one-year period or the day before the next annual stockholder meeting.

(2)	Richard F. Reilly served as a member of our Board of Directors and as a member of the Audit Committee until June 1, 2023.

As of December 31, 2023, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	Number of Stock Options Held at Fiscal Year-End	Number of Shares of Restricted Stock Held at Fiscal Year-End
Rebecca B. Blalock	81,080	7,488
Kathleen M. Kool	12,182	11,685
Steven R. Mitchell	91,308	7,488
Mark L. Noetzel	69,049	7,488
William P. Noglows	91,308	7,488
Richard F. Reilly	85,996	—
James E. Sweetnam	11,592	10,983

Non-Employee Director Compensation Policy

In May 2014, our Board adopted the non-employee director compensation policy (the “director compensation policy”), which became effective following the completion of the Company’s initial public offering in June 2014. The policy was amended in June 2015 and then subsequently in June 2018, February 2021 and February 2022. The policy is designed to seek to ensure that director compensation aligns our non-employee directors’ interests with the long-term interests of our stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our non-employee directors are fairly compensated. Pursuant to our director compensation policy, during each year of a non-employee director’s tenure, the director will receive (i) a grant of restricted stock, (ii) a grant of options, and (iii) cash fees for their service on the Board and committees of the Board, as applicable. Directors who are also our employees, such as Mr. Young, will not receive additional compensation for their services as directors. The Nominating, Governance and Sustainability Committee, with the assistance of Meridian, regularly evaluates our director compensation program to ensure that it remains competitive and effective.

We will grant each non-employee director (i) restricted shares of the Company’s common stock and (ii) an option to buy shares of common stock equal in value in the aggregate to $85,000, which we refer to as the Annual Grant, under the 2023 Plan, each year on or about the time of the meeting of our Board following our annual meeting of stockholders, provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of such year, each non-employee director will receive the Annual Grant on the first day of the third fiscal quarter of such year. The number of shares of common stock to be granted to each independent director as their Annual Grant will be calculated using the closing price on such date of our common stock on the New York Stock Exchange or such other national securities exchange as our common stock is then traded. The number of shares underlying the options will be calculated based on the fair market value of such options based on applicable valuation methods. Such granted value may be split between restricted shares of common stock and stock options as determined by our Board in accordance with the policy. For any new non-employee director joining our Board after the grant of the Annual Grant in any given year, such non-employee director will receive a grant of restricted shares of our common stock on the first day of their service on our Board equal to the pro rata share of that year’s Annual Grant calculated by multiplying the number of days of such year that the such new director will serve by the quotient of $85,000 divided by 365. Such granted value may be split between restricted shares of common stock and stock options as determined by our Board in accordance with the policy. In the event that a non-employee director departs from the Board of Directors other than as a result of removal from the Board of Directors for cause (as defined in the 2023 Plan) (the “Departing Director”), the Departing Director will have two years from the date of departure to exercise all stock options, to the extent vested and exercisable as of the date of departure, subject to the provisions of the 2023 Plan, and provided, however, that in no event shall the Departing Director be permitted to exercise such stock options following the expiration of the term of such stock options. The Board retains the discretion to add additional time to such exercise period when considering each such departure. In addition, if the Departing Director has served on the Board for at least three years at the time of departure, the Board retains the discretion to provide for the acceleration of vesting of some or all of the Departing Director’s unvested stock options or restricted stock.

The following annual cash fees are paid to our non-employee directors for service on our Board and its Audit Committee, Compensation Committee, and Nominating, Governance and Sustainability Committee, as applicable:

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair (in lieu of the annual retainer amount for a member)	Annual Retainer Amount for Member
Board of Directors	$90,000	$45,000
Audit Committee	$15,000	$7,500
Compensation & Leadership Development Committee	$15,000	$5,000
Nominating, Governance & Sustainability Committee	$10,000	$4,000

If the Company holds more than 12 Board meetings in a calendar year, more than 12 meetings of the Audit Committee in a calendar year, or more than eight meetings of either of the Compensation Committee or the Nominating, Governance and Sustainability Committee in a calendar year, then the Board, at its discretion, may pay to each non-management director, as defined in the director compensation policy, or member of such committee, as applicable, that attends such additional meetings by telephone or other means of communication, an additional one-time cash retainer for their additional service starting at one times the existing retainer for membership of the Board or relevant committee, as applicable, and which amount may be increased, without exceeding $45,000 for any given calendar year. The cash payments are paid quarterly in arrears at the end of each fiscal quarter. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of the Board. Pursuant to the director compensation policy and the terms of our stockholder-approved 2023 Plan, the sum of the grant date fair value of all awards made in any fiscal year pursuant to the 2023 Plan to any non-employee director, together with cash compensation earned by the non-employee director, shall not exceed $500,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2023.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,808,441	(1)(3)	$8.10	2,139,794	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	5,808,441	(1)(3)	$8.10	2,139,794	(2)

(1)	Consists of options to purchase 1,511,448 shares of our common stock outstanding under the 2023 Plan, 191,691 shares of our common stock subject to RSUs outstanding under the 2023 Plan, options to purchase 3,642,871 shares of our common stock outstanding under the 2014 Plan, 382,556 shares of our common stock subject to RSUs outstanding under the 2014 Plan, and options to purchase 79,875 shares of our common stock outstanding under the 2001 Equity Incentive Plan, as amended (the “2001 Plan”), at December 31, 2023.

(2)	Consists of 2,139,794 shares reserved under the 2023 Plan as of December 31, 2023. The 2014 Plan was terminated in connection with the adoption of the 2023 Plan, and the 2001 Plan was terminated in connection with our initial public offering in June 2014. As a result of such terminations, no additional awards may be granted under the 2014 Plan or the 2001 Plan, but equity awards previously granted under such plans will remain outstanding and continue to be governed by the terms of the applicable plan.

(3)	All outstanding options to purchase shares of common stock and RSUs issued to the executive officers are governed by the certain accelerated vesting provisions in case of a change of control. For outstanding options to purchase shares of common stock and RSUs issued to employees other than executive officers, the Board expects to decide on any accelerated vesting before the closing of any transaction resulting in a change of control, including a merger or sale, based upon the Board’s evaluation of such factors which the Board then deems appropriate, which may include market trends and other considerations. Based on current market trends, accelerated vesting of such outstanding securities for employees in general appears to be common.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, has furnished the following report:

The responsibilities of the Audit Committee are set forth in its written charter, adopted by the Board, which is available on the “Investors” section of our website at www.aerogel.com, which charter the Audit Committee reviews and reassesses annually and recommends any changes to the Board for approval. The Audit Committee, among other matters, assists the Board in its oversight of the integrity of the Company’s financial statements, the financial reporting process, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee’s role includes the appointment and evaluation of the Company’s independent registered public accounting firm and related compensation for the firm’s services, oversight of the Company’s systems of internal control over financial reporting, a review of management’s assessment and management of risk, a review of the annual independent audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Code of Business Conduct and Ethics, the establishment of “whistle-blowing” procedures, and oversight of other ethics and compliance matters and, as described in more detail under the heading “Board Leadership Structure and Role in Risk Oversight” on page 21, the Audit Committee reviews and advises management in assessing and addressing our enterprise risk management and cybersecurity programs.

In fulfilling its oversight responsibilities for the financial statements for the fiscal year ended December 31, 2023, among other things, the Audit Committee took the following actions:

●	Reviewed and discussed the consolidated audited financial statements and the audit opinion on the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2023 with management and KPMG LLP, our independent registered public accounting firm;

●	Discussed with KPMG LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

●	Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee, and the Audit Committee further discussed with KPMG LLP the firm’s independence.

The Audit Committee also reviewed the status of pending litigation, taxation matters, cybersecurity controls, internal audit and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the consolidated audited financial statements and the audit opinion on the effectiveness of internal control over financial reporting and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Members of the Audit Committee of the Board of Directors of Aspen Aerogels, Inc.

Kathleen M. Kool (Chair)

Rebecca B. Blalock

Mark L. Noetzel

James E. Sweetnam

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions. In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2023, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest.

Transaction with Entities Affiliated with Koch Industries, Inc.

During 2022, we engaged Koch Project Solutions, LLC, an affiliate of Koch Disruptive Technologies, LLC (“KDT”), for the purposes of obtaining certain project consulting and advisory services in connection with the design and construction of our planned second manufacturing plant in Statesboro, Georgia. During 2023, we concluded the engagement, and we recorded costs of approximately $8.6 million payable to the affiliate of KDT. We had $2.8 million in accounts payable as of December 31, 2023 due to the affiliate of KDT. In March 2024, we agreed with the affiliate of KDT to settle the accounts payable for $1.2 million, which amount was paid to the affiliate of KDT in April 2024.

Indemnification Agreements

We have entered into indemnification agreements with each of our non-employee directors and may enter into similar agreements with certain officers. The indemnification agreements and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing, discussing with management and the independent auditors and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest, or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. Approval of such related party transaction may, in the discretion of our Audit Committee, be conditioned upon our and/or the related person at issue taking any actions that our Audit Committee in its judgment determines to be necessary or appropriate. In the event that a member of our Audit Committee has an interest in the related party transaction under discussion, such member must abstain from voting on the transaction. Such member may, if so requested by the chair of the Audit Committee, participate in some or all of the discussions about the related party transaction in question.

ELECTION OF DIRECTORS

(Proposal 1)

The Board has nominated Rebecca B. Blalock and James E. Sweetnam for election at the annual meeting. The Board currently consists of seven members, classified into three classes as follows: Rebecca B. Blalock and James E. Sweetnam constitute the Class I directors with a term ending at the annual meeting; Kathleen M. Kool, Mark L. Noetzel and William P. Noglows constitute the Class II directors with a term ending at the 2025 annual meeting of stockholders; and Steven R. Mitchell and Donald R. Young constitute the Class III directors with a term ending at the 2026 annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board has voted to nominate Rebecca B. Blalock and James E. Sweetnam for election at the annual meeting for a term of three years to serve until the annual meeting of stockholders to be held in 2027, and until their respective successors are elected and qualified. The Class II directors (Kathleen M. Kool, Mark L. Noetzel and William P. Noglows) and Class III directors (Steven R. Mitchell and Donald R. Young) will serve until the annual meetings of stockholders to be held in 2025 and 2026, respectively, and until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Rebecca B. Blalock and James E. Sweetnam as directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted for each nominee at the annual meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF REBECCA B. BLALOCK AND JAMES E. SWEETNAM AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2024. Our Board proposes that the stockholders ratify this appointment. KPMG LLP audited our financial statements for the fiscal year ended December 31, 2023. We expect that representatives of KPMG LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint KPMG LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG LLP and concluded that KPMG LLP has no commercial relationship with the Company that would impair its independence in connection with the audit of our financial statements for the fiscal year ending December 31, 2024.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and 2022, and fees billed for other services rendered by KPMG LLP during those periods.

	2023	2022
Audit fees(1)	$1,023,456	$1,165,000
Audit related fees	—	—
Tax fees(2)	190,079	113,006
All other fees	—	—
Total	$1,213,535	$1,278,006

(1)	Audit fees for both 2023 and 2022 consist of fees for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees for 2023 include fees related to our direct offering of common stock in December 2023. Additionally, audit fees for 2022 include fees related to our convertible debt issuance in February 2022, at-the-market offering in August 2022, and our underwritten public offering in November 2022. The amount shown for fiscal year 2023 included $5,206 of out-of-pocket expenses. There were no out-of-pocket expenses for fiscal year 2022.

(2)	Tax fees consisted principally of assistance with matters related to tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, including:

1.	Audit services include audit work performed over the consolidated financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	All Other services are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the appointment of KPMG LLP is being submitted to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

AS DISCLOSED IN THIS PROXY STATEMENT

(Proposal 3)

We are seeking your non-binding advisory vote as required by Section 14A of the Exchange Act on the approval of the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section, the “Executive and Director Compensation” section, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board. However, the Compensation Committee and our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. To the extent there is any significant vote against the compensation of our named executive officers in this proposal, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at our 2020 annual meeting of stockholders and as accepted by the Board of Directors, we hold annual advisory votes on the compensation of our named executive officers. Stockholders are expected to have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2026 annual meeting of stockholders.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive and Director Compensation” sections of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and our Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Compensation Committee believes that the objectives of our executive compensation program, as they relate to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, the Compensation Committee believes that our executive compensation program, as it relates to our executive officers, seeks to achieve this objective by utilizing, in addition to annual base salaries, a combination of annual incentives through cash bonuses based on a mix of pre-determined criteria and long-term incentives through equity-based compensation. Our Board and our Compensation Committee believe that our policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goal. Accordingly, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

In accordance with the rules of the Securities and Exchange Commission, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the annual meeting:

RESOLVED, that the compensation paid to the named executive officers of Aspen Aerogels, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The text of the code of business conduct and ethics is posted on the “Investors” section of our website at www.aerogel.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, our principal executive officer, our principal financial officer or our principal accounting officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the New York Stock Exchange.

OTHER MATTERS

The Board knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2025 annual meeting of stockholders, we must receive stockholder proposals in writing at the address below no later than December 11, 2024. Such proposals must comply in all other respects with SEC regulations relating to such inclusion.

Our Amended and Restated Bylaws require that proposals of stockholders, other than proposals submitted for inclusion in our proxy statement, and nominations for the election of directors to be considered for presentation at the 2025 annual meeting of stockholders, be received by us not earlier than the close of business on January 30, 2025 and not later than the close of business on March 1, 2025. Such proposals and nominations must be accompanied by additional information specified in our Amended and Restated Bylaws, a copy of which may be obtained upon request to our Corporate Secretary at the address provided below. In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, including advance notice of director nominations, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025.

Proposals that are not received in a timely manner will not be voted on at the 2025 annual meeting of stockholders. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Aspen Aerogels, Inc., 30 Forbes Road, Building B, Northborough, Massachusetts 01532.

Northborough, Massachusetts

April 10, 2024

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V28281-P03774 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ASPEN AEROGELS, INC. 30 FORBES ROAD, BUILDING B NORTHBOROUGH, MA 01532 Nominees: 01) Rebecca B. Blalock 02) James E. Sweetnam 2. The ratification of the appointment of KPMG LLP as Aspen Aerogels, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2024. 3. Approval of the compensation of Aspen Aerogels, Inc.'s named executive officers, as disclosed in its Proxy Statement for the 2024 Annual Meeting. 1. Election of Directors ASPEN AEROGELS, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3: NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ASPN2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V28282-P03774 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2023 Annual Report and 2024 Proxy Statement (as combined document) is available at www.proxyvote.com. ASPEN AEROGELS, INC. Annual Meeting of Stockholders May 30, 2024 9:30 AM, EDT To be held via live webcast This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Donald R. Young and Ricardo C. Rodriguez, or either of them with full power to act alone, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ASPEN AEROGELS, INC. registered in the name provided in this Proxy that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, EDT on May 30, 2024, via a live webcast at www.virtualshareholdermeeting.com/ASPN2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side